UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2010

NetLogic Microsystems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50838	77-0455244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 Charleston Road, Mountain View, CA 94043

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 961-6676

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form8-K is being filed in connection with the filing of our registration statement on Form S-3 on March 24, 2010 registering the sale and resale of our common stock.

Item 8.01	Other Events

On February 3, 2010, we provided an estimate in our fourth quarter 2009 financial results conference call of our net loss per share in accordance with generally accepted accounting principles, or GAAP, for the first quarter of 2010 of ($0.63) per pre-split share, or ($0.32) per post-split share. That estimate did not include an estimate for changes in our contingent earn-out liability from December 31, 2009 to March 31, 2010. As discussed in Note 2 of the Notes to our 2009 financial statements filed in our Form 10-K/A, the earn-out consideration is based upon achievement of specified percentages or revenue targets for either the 12-month period from October 1, 2009 through September 30, 2010, or the 12-month period from November 1, 2009 through October 31, 2010, whichever period results in the higher percentage of the revenue target. The additional earn-out consideration, if any, net of applicable indemnity claims, will be paid on or before December 31, 2010. The amount of estimated contingent earn-out liability as of the end of any period is determined from our assessment of the probability of achieving the target revenue milestones associated with the products acquired in the RMI acquisition for which the earn-out would be paid and by multiplying the number of shares of common stock we would expect to issue to former RMI stockholders as a result of such achievement by the closing price for a share of our common stock on each balance sheet date. The price of our common stock has increased significantly since December 31, 2009, and as of the filing date of this Form 8-K we also anticipate a higher probability assessment of achieving the target revenue milestones. Therefore, we expect to record a significant charge under GAAP related to an estimated increase in the contingent earn-out liability associated with the RMI acquisition in the first quarter of 2010 due to changes in these variables. The amount of the contingent earn-out liability that is reflected on our balance sheet at December 31, 2009 was $11.7 million. Assuming a stock price of $30.83 (the last closing sale price of the Company’s common stock on March 22, 2010) the change in contingent earn-out liability and the potential impact to expected GAAP net loss per share for the first quarter of 2010 could range as follows:

	Contingent earn-out liability	Change in earn-out liability	Impact on GAAP EPS guidance for Q1 2010 (adjusted for stock split)	Revised GAAP EPS guidance for Q1 2010 (adjusted for stock split)
80% of revenue achievement	$17,014	$5,328	$(0.09)	$(0.40)
90% of revenue achievement	$55,954	$44,268	$(0.71)	$(1.03)
100% of revenue achievement	$111,413	$99,727	$(1.61)	$(1.92)

Our current expectation is that the revenue achievement will be in the middle of the above range. Furthermore, we expect the contingent earn-out liability and associated charge to fluctuate significantly from period-to-period prior to the earn-out measurement date occurring in the fourth quarter of 2010.

The disclosure in this Item 8.01 contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which include, without limitation, statements about our potential earn-out liability of with respect to the products we acquired from RMI (the “Acquired RMI Products”). Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. For example, the words “believes”, “anticipates”, “plans”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Qualitative and Quantitative Disclosures About Market Risk” in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 24, 2010, as well as, customer acceptance and demand for the Acquired RMI Products, the volume of sales to our principal product customers of the Acquired RMI Products, manufacturing yields for the Acquired RMI Products, the timing of manufacture and delivery of the Acquired RMI Products by our foundry suppliers, the length of our sales cycles, our average selling prices of the Acquired RMI Products, and the cyclical nature of that market and the semiconductor industry, as well as the changes in the price of our common stock and the probability assessment of achieving the target renewal milestones for the Acquired RIM Products. Our actual results could differ materially from any such forward-looking statements including any guidance regarding EPS provided above. All forward-looking statements in this document are based on information available to us as of the date of this report, and we assume no obligation to update any such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01(a)	Financial Statements of Business Acquired

(a) Financial Statements of Business Acquired.

•	Audited Consolidated Financial Statements of RMI Corporation and Subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008.

•	Unaudited Condensed Consolidated Statements of Operations, Statements of Cash Flows and notes thereto of RMI Corporation and Subsidiaries for the nine months ended September 30, 2009 and 2008.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

RMI Corporation:

We have audited the accompanying consolidated balance sheets of RMI Corporation and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RMI Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    KPMG LLP

Mountain View, California

May 22, 2009

RMI CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$14,188	$14,785
Accounts receivable, net of allowances of $351 and $304 in 2008 and 2007, respectively	6,801	5,084
Inventories	7,621	6,930
Prepaid expenses and other current assets	1,905	1,604

Total current assets	30,515	28,403
Property and equipment, net	4,645	3,018
Goodwill	7,163	7,163
Purchased intangibles and other assets, net	4,146	4,233

Total assets	$46,469	$42,817

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,756	$2,853
Accrued payroll and related benefits	2,406	2,386
Other accrued liabilities	5,560	6,049
Deferred income on shipments to distributors	547	909
Line of credit	489	277
Notes payable, current	5,026	4,244

Total current liabilities	16,784	16,718
Notes payable, non-current	1,310	6,336
Deferred tax liability	471	282
Other liabilities	312	384

Total liabilities	18,877	23,720
Commitments and contingencies (Note 11)
Shareholders’ equity:
Series A convertible preferred stock, $0.001 par value. Authorized, issued, and outstanding 6,650,000 shares as of December 31, 2008 and 2007; aggregate liquidation preference of $7,875 as of December 31, 2008	7	7
Series B-1 convertible preferred stock, $0.001 par value. Authorized, issued, and outstanding 35,491,041 shares as of December 31, 2008 and 2007; aggregate liquidation preference of $28,900 as of December 31, 2008	35	35
Series B-2 convertible preferred stock, $0.001 par value. Authorized 70,167,963 shares; issued and outstanding 68,489,838 shares as of December 31, 2008 and 2007; aggregate liquidation preference of $70,253 as of December 31, 2008	68	68
Series C convertible preferred stock, $0.001 par value. Authorized 52,000,000 shares; issued and outstanding 50,730,394 shares as of December 31, 2008 and 2007, respectively; aggregate liquidation preference of $71,368 as of December 31, 2008	50	50
Series D convertible preferred stock, $0.001 par value. Authorized 16,000,000 shares; issued and outstanding 15,822,785 and 0 shares as of December 31, 2008 and 2007, respectively; aggregate liquidation preference of $25,000 as of December 31, 2008	16	—
Common stock, $0.001 par value. Authorized 278,000,000 shares; issued and outstanding 33,502,724 and 32,464,750 shares as of December 31, 2008 and 2007, respectively; aggregate liquidation preference of $3,350 as of December 31, 2008	41	30
Additional paid-in capital	205,385	177,645
Accumulated deficit	(178,010)	(158,738)

Total shareholders’ equity	27,592	19,097

Total liabilities and shareholders’ equity	$46,469	$42,817

The accompanying notes are an integral part of these consolidated financial statements.

RMI CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2008	2007	2006
Revenue	$78,946	$64,345	$30,053

Cost of revenue:
Cost of revenue excluding amortization of purchased technology	30,409	30,032	17,906
Amortization of purchased technology	1,397	3,622	4,274

Total cost of revenue	31,806	33,654	22,180

Gross profit	47,140	30,691	7,873
Operating expenses:
Research and development	38,875	34,195	26,134
Sales, general and administrative	24,547	18,183	12,169
Delayed public offering	653	—	—
Amortization of other purchased intangible assets	351	774	161
In-process research and development	—	—	3,130
Total operating expenses	64,426	53,152	41,594
Loss from operations	(17,286)	(22,461)	(33,721)
Other income (expense)
Interest expense	(1,940)	(1,937)	(1,354)
Other income, net	57	855	904

Other expense, net	(1,883)	(1,082)	(450)
Loss before income taxes	(19,169)	(23,543)	(34,171)
Provision for income taxes	103	222	94

Net loss before extraordinary item	(19,272)	(23,765)	(34,265)

Extraordinary gain on the resolution of acquisition purchase price contingency (Note 5(b))	—	3,185	—

Net loss	$(19,272)	$(20,580)	$(34,265)

The accompanying notes are an integral part of these consolidated financial statements.

RMI CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except share data)

	Convertible preferred stock
	Series A		Series B-1		Series B-2		Series C		Series D		Common stock		Additional paid-in capital	Accumulated deficit	Total share- holders’ equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2005	6,650,000	7	35,491,041	35	68,489,838	68	—	—	—	—	26,214,954	24	105,075	(103,893)	1,316
Issuance of restricted common stock upon exercise of stock options											1,057,878	1	80		81
Repurchases of restricted common stock											(367,333)				—
Vesting of restricted common stock												—	75		75
Share-based compensation on options granted to employees													282		282
Share-based compensation on options granted to non-employees													8		8
Fair value of common stock warrants issued to placement agent in connection with sales of Series C convertible preferred stock													50		50
Fair value of warrants issued to purchase shares of Series C preferred stock in connection with loan agreement													356		356
Issuance of Series C convertible preferred stock for acquisition of business and inventory							20,078,002	20					28,226		28,246
Issuance of Series C convertible preferred stock, net of issuance costs of $1,435							23,189,686	23					31,165		31,188
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(34,265)	(34,265)

Balances as of December 31, 2006	6,650,000	7	35,491,041	35	68,489,838	68	43,267,688	43	—	—	26,905,499	25	165,317	(138,158)	27,337
Issuance of restricted common stock upon exercise of stock options											5,566,751	4	439		443
Repurchases of restricted common stock											(7,500)				—
Vesting of restricted common stock												1	182		183
Share-based compensation on options granted to employees													1,309		1,309
Share-based compensation on options granted to non-employees													154		154
Fair value of common stock warrants issued to placement agent in connection with sales of Series C convertible preferred stock													19		19
Fair value of warrants issued to purchase shares of Series C preferred stock in connection with loan agreement													190		190
Issuance of Series C convertible preferred stock, net of issuance costs of $457							7,462,706	7					10,035		10,042
Net loss														(20,580)	(20,580)

Balances as of December 31, 2007	6,650,000	7	35,491,041	35	68,489,838	68	50,730,394	50			32,464,750	30	177,645	(158,738)	19,097
Issuance of restricted common stock upon exercise of stock options											604,735	6	101		107
Repurchases of restricted common stock											(80,207)				—
Vesting of restricted common stock												—	53		53
Issuance of common stock upon exercise of warrants											513,446	5	36		41
Share-based compensation on options granted to employees													3,695		3,695
Share-based compensation on options granted to non-employees													147		147
Fair value of common stock warrants issued to placement agent in connection with sales of Series D convertible preferred stock													632		632
Issuance of Series D convertible preferred stock, net of issuance costs of $1,276									15,822,785	16			23,076		23,092
Net loss														(19,272)	(19,272)

Balances as of December 31, 2008	6,650,000	$7	35,491,041	$35	68,489,838	$68	50,730,394	$50	15,822,785	$16	33,502,724	$41	$205,385	$(178,010)	$27,592

The accompanying notes are an integral part of these consolidated financial statements.

RMI CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net loss	$(19,272)	$(20,580)	$(34,265)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,836	5,842	5,611
Extraordinary gain	—	(3,185)	—
In-process research and development	—	—	3,130
Change in fair value of contingent debt milestone derivative	352	118	—
Amortization of loan discounts	757	750	386
Share-based compensation and expense	3,842	1,463	290
Deferred tax provision	188	188	94
Changes in operating assets and liabilities:
Accounts receivable, net	(1,717)	(1,970)	(2,168)
Inventories	(691)	1,612	1,495
Prepaid expenses and other current assets	(301)	(518)	(425)
Accounts payable	(97)	(566)	2,266
Accrued payroll and related benefits	20	984	363
Other accrued liabilities	(841)	1,140	1,512
Deferred income on shipments to distributors	(362)	633	276
Other, net	(1,284)	(104)	(79)

Net cash used in operating activities	(15,570)	(14,193)	(21,514)

Cash flows from investing activities:
Purchases of property and equipment	(3,478)	(2,288)	(945)
Cash paid for acquisition	—	—	(25)

Net cash used in investing activities	(3,478)	(2,288)	(970)

Cash flows from financing activities:
Net proceeds from issuance of convertible preferred stock	23,092	9,919	31,544
Net proceeds from issuance of common stock	148	617	190
Repurchase of common stock	—	—	(33)
Proceeds from line of credit	212	277	—
Proceeds from issuance of notes payable	—	11,670	3,330
Principal payments of notes payable	(5,001)	(6,481)	(5,960)
Principal payments of intellectual property license obligation	—	(3,062)	(1,894)

Net cash provided by financing activities	18,451	12,940	27,177

Net increase (decrease) in cash and cash equivalents	(597)	(3,541)	4,693
Cash and cash equivalents at beginning of year	14,785	18,326	13,633

Cash and cash equivalents at end of year	$14,188	$14,785	$18,326

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,236	$1,125	$839
Noncash financing and investing activities:
Fair value of common stock warrants issued in connection with preferred stock issuances	632	19	50
Fair value of convertible preferred stock warrants issued in connection with loan agreements	—	190	356
Fair value of embedded derivatives separated from notes payable	—	968	253
Fair value of preferred stock issued for acquisition of business and inventory	—	123	28,246

The accompanying notes are an integral part of these consolidated financial statements.

RMI CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1—The Company

RMI Corporation, formerly known as Raza Microelectronics, Inc., was formed in September 2002 as a wholly-owned subsidiary of Foundries Holdings, LLC (FHLLC) as a result of the reorganization of various development stage companies majority owned by FHLLC. On September 17, 2002, Transpera Inc., a majority-owned subsidiary of FHLLC and a development stage company, merged with Raza Microelectronics, Inc. (“Raza Micro”), a wholly owned subsidiary of FHLLC with no previous material activities. Transpera, Inc. continued as the surviving entity and changed its name to Raza Microelectronics, Inc. On October 10, 2002, Raza Micro merged with SiSilk Networks, Inc., a majority-owned subsidiary of FHLLC and a development stage company, with Raza Micro continuing as the surviving entity. In January 2003, Raza Micro issued additional shares such that FHLLC was no longer the majority stockholder. Raza Micro changed its name to RMI Corporation in December 2007.

RMI Corporation and its subsidiaries (the “Company”) are engaged in the design, production, and sale of semiconductor processor solutions for networking, communication and consumer applications. The Company’s headquarters is located in Cupertino, California with branch and subsidiary offices in Texas, India, Hong Kong, Korea, Japan, Taiwan, China, United Kingdom, France, and Cayman Islands.

Note 2— Summary of Significant Accounting Policies

The following is a summary of the Company’s significant accounting policies:

(a) Basis of Presentation

The consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and include RMI Corporation and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

The Company has incurred recurring losses from operations and had an accumulated deficit of $178.0 million as of December 31, 2008 that raise substantial doubt about its ability to continue as a going concern. The Company plans to finance its operations through raising additional capital or through other strategic alternatives such as a sale or merger. There can be no assurance that the Company will be successful with these plans. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

(b) Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

(c) Foreign currencies

The functional currency for all of the Company’s foreign subsidiaries is the U.S. dollar. The Company remeasures assets and liabilities at the period end exchange rate for monetary items and at historical exchange rates for non-monetary items. Revenues and expenses are remeasured at the average exchange rate during the period except for income and expenses related to non-monetary items which are remeasured using historical exchange rates. Foreign currency gains (losses) for the years ended December 31, 2008, 2007, and 2006 were not significant and are included in other income, net.

(d) Cash equivalents

The Company considers all highly liquid investments purchased with an original maturity or remaining maturity at the date of purchase of three months or less to be cash equivalents. Cash equivalents consist of money market funds which are available to be redeemed at par value at any time in order to meet liquidity needs.

(e) Fair value of financial instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and line of credit approximate their fair values due to their relatively short maturities. The Company does not hold any investments other than cash equivalents. As of December 31, 2008 and 2007, the fair value of notes payable was $6.9 million and $11.9 million, respectively. The Company estimates the fair value of notes payable by discounting the future cash flows of the notes using the market rate of interest on the reporting date as determined by the Prime lending rate on that date and the spread of the Company’s historical borrowing rate over the Prime lending rate.

(f) Concentrations of risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company’s cash equivalents consist of money market accounts with a large financial institution. Cash bank balances generally exceed the amount of federal deposit insurance provided on such balances.

Sales to foreign customers for the years ended December 31, 2008, 2007, and 2006, all of which were denominated in U.S. dollars, accounted for 86%, 88%, and 84%, respectively of total revenue.

The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral from certain customers in the form of standby letters of credit. The Company records an allowance for doubtful accounts for its best estimate of the amount of probable credit losses in the existing accounts receivable. The Company determines the allowance based on historical write-off experience and probability of collection. Doubtful accounts expense was not significant in 2008, 2007, and 2006. The Company does not have any off-balance-sheet credit exposure related to its customers.

See Note 10 for individual customers whose revenue or accounts receivable balances were 10% or higher of respective consolidated amounts. An end customer is a customer who uses our products in its systems design but does not purchase products directly from the Company because of its use of outsourced manufacturers. A ship to customer purchases products directly from the Company and includes outsourced manufacturers of the end customers.

Summarized below are individual customers whose accounts receivable balances were 10% or higher of respective consolidated amounts at each period end:

	December 31,
	2008	2007
Percentage of gross accounts receivable
Customer I	14%	*
Customer F	13%	11%
Customer J	10%	*
Customer E	*	24%
Customer G	*	11%

*	Less than 10% of accounts receivable for the respective period end.

The Company outsources its manufacturing to third party wafer foundries and contract manufacturers and some of the key components in the Company’s products come from single or limited sources of supply. The inability of any supplier or manufacturer to fulfill supply requirements of the Company could have a negative impact on its business.

(g) Inventories

Inventories are stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis. Inventories consist primarily of finished goods, work-in-process and raw materials. The Company writes-down the value of inventories for estimated excess and obsolete amounts based upon assumptions about future demand and market conditions. Inventory write downs result in an adjustment to the cost basis of the inventory and are not reversed prior to sale or disposition of the related inventory.

(h) Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over the lower of the useful life or the related remaining lease term which are periods that range from three to five years. Depreciation and amortization expense for the years ended December 31, 2008, 2007 and 2006 was $1.9 million, $1.4 million, and $1.2 million, respectively.

In 2008, the Company capitalized the cost of photomask purchases. A photomask is a type of tooling purchased from the foundry and used in the qualification and manufacturing of the Company’s products. In 2008, these costs were capitalized since the Company determined in this period, from its historical experience, that tooling purchased in connection with the qualification of a product had a probable alternate future use in the manufacturing of the product. In 2008, $1.3 million of photomask tooling purchases was capitalized and is being amortized to cost of revenue over useful lives of 2-3 years. Prior to 2008, all costs of photomask purchases were expensed to research and development expense as incurred.

(i) Purchased intangibles

Purchased intangibles consist of purchased technology, customer relationships, order backlog and intellectual property license. Intangible assets are either amortized on a straight-line basis or in proportion to the economic benefits consumed over their estimated useful lives which are periods that range from nine months to seven years. Amortization of intangible assets was $2.0 million, $4.4 million, and $4.4 million in 2008, 2007, and 2006, respectively.

(j) Goodwill and impairment of goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of the net tangible and intangible assets acquired by the Company. Goodwill is tested for impairment each fiscal year or more often if an event or circumstances indicate that an impairment loss may have been incurred. Goodwill impairment is determined using a two-step approach in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142). The two-step impairment test identifies potential goodwill impairment and measures the amount of a goodwill impairment loss, if any. Under the first step, the fair value of the reporting unit is compared with its carrying value, including goodwill. If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, Business Combinations (SFAS 141). The residual fair value after this allocation is the implied fair value of the reporting unit’s goodwill. An impairment charge is recognized if a reporting unit’s goodwill carrying amount exceeds its implied fair value. The Company has allocated all goodwill to a single company-wide reporting unit. Based on the impairment tests performed, there was no impairment of goodwill in 2008, 2007, or 2006.

The Company’s goodwill is amortized and deductible for tax purposes which gives rise to a deferred tax liability due to the indefinite life for financial reporting purposes.

(k) Impairment of long-lived assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company records an impairment charge based on the excess of the carrying amount over the fair value of the assets.

(l) Share-based compensation

On January 1, 2006, the Company adopted SFAS No. 123(R) Share-Based Payment (SFAS 123R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair value. SFAS 123R supersedes the Company’s previous accounting using the intrinsic value method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), for periods beginning in 2006. SFAS 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, Share-Based Payment (SAB 107), relating to SFAS 123R. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R.

The Company adopted SFAS 123R using the prospective transition method, which requires the Company to recognize share-based compensation expense on a prospective basis only for share-based awards granted after the effective date of January 1, 2006. The Company adopted SFAS 123R prospectively because prior to the period of adoption it was a non-public entity that used the minimum value method for pro forma disclosures under SFAS 123. In accordance with the prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R. In addition, awards granted prior to the effective date of SFAS 123R continued to be accounted for under the intrinsic value method under APB 25 subsequent to the effective date.

The Company accounts for stock issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18).

Share-based compensation expense recognized for the year ended December 31, 2008 was $3.8 million which consisted of share-based compensation expense related to employee stock options of $3.7 million and expense related to non-employee stock options of $147,000. As part of a termination agreement with certain key employees, the Company agreed to accelerate the vesting of options representing 55,209 shares of common stock. This modification to accelerate vesting of the associated stock options resulted in the recognition of share-based compensation expense of $63,000 in 2008. Share-based compensation expense recognized for the year ended December 31, 2007 was $1.5 million which consisted of share-based compensation expense related to employee stock options of $1.3 million and expense related to non-employee stock options of $154,000. As part of a termination agreement with an executive, the Company agreed to waive its repurchase right on 145,833 shares of common stock which were acquired by the executive through the exercise of unvested options. This waiver resulted in a modification to accelerate vesting of the associated stock options and the recognition of share-based compensation expense of $129,000 in 2007. Share-based compensation expense recognized for the year ended December 31, 2006 was $290,000 which consisted of share-based compensation expense related to employee stock options in the amount of $282,000 and expense related to non-employee stock options of $8,000.

Share-based compensation expense recognized in the consolidated statements of operations for the years ended December 31, 2008, December 31, 2007 and December 31, 2006, are based on awards ultimately expected to vest and has been reduced for estimated forfeitures. In conjunction with the adoption of SFAS 123R, the Company continued to use the single option method of straight-line expense amortization over the vesting period.

See Note 7(d) for additional information on share-based compensation.

(m) Revenue recognition

The Company derives its revenue primarily from the sale of semiconductor products to direct customers and through distributors. The Company recognizes product revenue in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition. The Company recognizes revenue for products when persuasive evidence of an arrangement exists, the product has been delivered, title and risk of loss have been transferred to the customer, the fee is fixed or determinable, and collection of the resulting receivable is reasonably assured. Arrangements involving more than one deliverable are accounted for in accordance with Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21).

Evidence of an arrangement is manifested by a master distribution or purchase agreement or an individual binding purchase order. In most cases, sales are governed by a master agreement against which individual binding purchase orders are placed on a transaction-by-transaction basis.

At the time of the transaction, the Company assesses whether the fee associated with the transaction is fixed or determinable, and whether or not collection is reasonably assured. The Company assesses whether the fee is fixed or determinable based upon the terms of the binding purchase order, including the payment terms associated with the transaction. For sales to direct customers, if it cannot be concluded that a fee associated with the transaction is fixed or determinable, the Company recognizes revenue as payments from customers become due (assuming all other conditions for revenue recognition have been satisfied). Because of frequent price adjustments, sales made to distributors under agreements that permit price adjustments are deferred until the distributors sell the product. Deferred income on shipments to distributors reflects the amount of gross profit to be realized when distributors sell through the product. Accounts receivable from distributors is recorded and inventory is relieved when title to inventory transfers at which point the Company has a legally enforceable right to collection under normal payment terms.

The Company assesses probability of collection based on a number of factors, including past transaction history with the customer and its credit-worthiness. The Company requires collateral from certain customers. If the Company determines that collection of a fee is not reasonably assured, it defers the fee and recognizes revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash.

The Company’s arrangements do not generally include acceptance clauses. However, if an arrangement includes an acceptance provision, recognition of revenue occurs upon the earlier of receipt of a written customer acceptance or expiration of the acceptance period.

The Company also enters into agreements with some customers to provide engineering design services. Engineering design service arrangements are accounted for under the percentage of completion method in accordance with Statement of Position No. 81-1, Accounting for Performance in Construction-Type and Certain Production-Type Contracts (SOP 81-1). Revenue for the year ended December 31, 2008, 2007, and 2006 included $675,000, $1.7 million and $1.4 million, respectively, of engineering design service revenue accounted for under SOP 81-1.

The Company collects and remits sales taxes on products and services that it purchases and sells under its contracts with customers, and reports such amounts under the net method in its consolidated statements of operations. Accordingly, there are no sales taxes included in revenue. The Company records costs related to shipping and handling of products in cost of revenue for all periods presented.

(n) Sales returns and allowances

The Company provides its customers limited return rights under its standard warranty, which for most customers is effective for a period of one year after the sale. The Company has entered into master purchase agreements with some customers that provide for a warranty period of two years. The Company’s warranty obligation is limited to replacing or repairing defective products or, at its option, issuing a credit for amounts billed. The Company records an estimate for sales returns based on historical data and current business expectations and reduces revenue for estimated future returns through the allowance for sales returns. In 2008, 2007 and 2006, sales returns and warranty expenses were not significant.

(o) Income taxes

The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax bases of the Company’s assets and liabilities and their financial statement reported amounts. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance is provided to reduce deferred tax assets to an amount for which realization is more likely than not.

In accordance with FASB Staff Position FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, the Company has elected to defer the application of FASB Interpretation No. 48.

(p) Reclassifications

Certain reclassifications have been made to prior-period balances to present the financial statements on a consistent basis with current year presentation. Such reclassifications have not changed previously reported net income (loss) or shareholders’ equity.

(q) Recent accounting pronouncements

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). This standard identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the “GAAP hierarchy”). SFAS No. 162 became effective on November 15, 2008. The adoption of SFAS No. 162 did not have a material effect on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of SFAS No. 133 (SFAS 161). This standard amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities by requiring expanded disclosure about an entity’s derivative instruments and hedging activities, but does not change the scope or accounting for SFAS No. 133. SFAS No. 161 requires qualitative, quantitative and credit-risk disclosures. Required qualitative disclosures include 1) how and why an entity is using derivative instruments or hedging activity, 2) how an entity is accounting for its derivative instruments and hedging items under SFAS No. 133, and 3) how the instruments affect an entity’s financial position, financial performance and cash flow. The qualitative disclosure should include information about the fair value of the derivative instruments, including gains and losses. Credit-risk disclosures should include information about the existence and nature of credit risk related contingent features included in derivative instruments. SFAS No. 161 also amends SFAS No. 107, Disclosures about Fair Value of Financial Assets, to clarify that derivative instruments are subject to SFAS No. 107’s concentration-of-credit-risk disclosures. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, and will be adopted by the Company in the first quarter of 2009. The Company does not expect the adoption of SFAS 161 to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (SFAS 160), which establishes new accounting and reporting standards for noncontrolling interest (minority interest) and for the deconsolidation of a subsidiary. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS 160 to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS 141R), which requires the recognition of assets acquired, liabilities assumed, and any noncontrolling interest in an acquiree at the acquisition date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items and includes a substantial number of new disclosure requirements. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of SFAS 141R will be effective for acquisitions consummated on or after January 1, 2009 and have an impact on its accounting for future business combinations.

In June 2007, the FASB ratified EITF consensus conclusion on EITF 07-03, Accounting for Advance Payments for Goods or Services to Be Used in Future Research and Development. EITF 07-03 addresses the diversity which exists with respect to the accounting for the non-refundable portion of a payment made by an entity for future research and development activities. Under this conclusion, an entity is required to defer and capitalize non-refundable advance payments made for research and development activities until the related goods are delivered or the related services are performed. EITF 07-03 is effective for interim or annual reporting periods in fiscal years beginning after December 15, 2007 and requires prospective application for new contracts entered into after the effective date. The Company adopted this consensus in 2008. The adoption of EITF 07-3 had no material impact to the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 is expected to expand the use of fair value accounting but does not affect existing standards which require certain assets or liabilities to be carried at fair value. Under SFAS 159, a company may choose, at specified election dates, to measure eligible items at fair value and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company did not elect to value any of its financial assets or liabilities in accordance with SFAS No. 159.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. Fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Fair value measurements would be separately disclosed by level within the fair value hierarchy. The Company has adopted SFAS 157 for the fiscal year beginning January 1, 2008. In February 2008, the FASB issued FASB Staff Position (“FSP”) 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 and FSP FAS 157-2, Effective Date of FASB Statement No. 157. These FSPs (1) defer the effective date in SFAS 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, (2) exclude certain leasing transactions accounted for under SFAS No. 13, Accounting for Leases, from the scope of SFAS 157, and (3) include several specific examples of items eligible or not eligible for the one-year deferral. The provisions of SFAS 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. FSP 157-1 is effective upon the initial adoption of SFAS 157. FSP 157-2 defers the effective date of certain provisions of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of the FSP. However, the effective date for financial assets and liabilities remains intact. There was no material impact to the Company’s consolidated financial statements as a result of the adoption of SFAS No. 157. See Note 9 for the disclosures required by SFAS 157. In October 2008, the FASB issued FASB Staff Position (“FSP”) 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active and the use of market quotes when assessing the relevance of observable and unobservable data. FSP 157-3 is effective for all periods presented in accordance with SFAS 157. The guidance in FSP 157-3 is effective immediately and did not have a material impact on the Company’s consolidated financial statements. In addition, the Company does not expect the adoption of SFAS 157 for nonfinancial assets and liabilities to have a material impact on its consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (SFAS 109). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. In December 2008, the FASB issued FSP FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises. This FSP defers the effective date of FIN 48 for certain nonpublic enterprises, including nonpublic not-for-profit organizations, for fiscal years beginning after December 15, 2008. The Company elected to deter the application of FIN 48 in accordance with this FSP. The Company believes the adoption of this interpretation will not have a material impact on its consolidated financial statements.

Note 3—Balance Sheet Components

	December 31,
	2008	2007
	(in thousands)
Inventories:
Finished goods	$2,565	$3,959
Work-in-process	4,284	2,479
Raw materials	772	492

	$7,621	$6,930

Property and equipment, net:
Computers and equipment	$9,187	$6,194
Office equipment and furniture	405	331
Leasehold improvements	1,190	1,104
Software	2,370	2,063

	13,152	9,692
Less: accumulated depreciation and amortization	(8,507)	(6,674)

	$4,645	$3,018

Purchased intangibles and other assets, net:
Purchased intangible assets, net	$3,752	$3,792
Restricted cash under terms of lease agreement	250	250
Other assets	144	191

	$4,146	$4,233

Other accrued liabilities:
Contingent debt milestone derivative liability	$1,691	$1,339
Accrued royalty	272	363
Accrued interest	71	125
Other accrued liabilities	3,526	4,222

	$5,560	$6,049

Note 4—Goodwill and Purchased Intangibles

In connection with the acquisition of the ultra low-power processor product line from Advanced Micro Devices, Inc. (“AMD”) in July 2006, the Company recorded Goodwill of $7.2 million. There were no changes in Goodwill in 2008 and 2007. As discussed in Note 2(j) the Company does not amortize goodwill but instead tests for impairment annually or more frequently if certain events or circumstances indicate that the carrying value may not be recoverable.

Intangible assets as of December 31, 2008 and 2007 consist of the following (in thousands):

		December 31, 2008			December 31, 2007
	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Purchased technology	36 month	$7,998	$(7,642)	$356	$7,998	$(6,824)	$1,174
Intellectual property license	151 month	7,926	(4,530)	3,396	5,981	(3,714)	2,267
Customer relationships	12 month	1,287	(1,287)	—	1,287	(936)	351
Backlog	8 month	1,345	(1,345)	—	1,345	(1,345)	—

Total intangibles	81 month	$18,556	$(14,804)	$3,752	$16,611	$(12,819)	$3,792

All of the Company’s intangible assets excluding goodwill are subject to amortization. Estimated future amortization expense to be included in cost of revenue and in operating expenses is as follows (in thousands):

Year Ended December 31,	Cost of Revenue	Operating Expenses	Total Amortization
2009	$670	$237	$907
2010	314	236	550
2011	314	236	550
2012	314	—	314
2013	314	—	314
Thereafter	1,117	—	1,117

Total	$3,043	$709	$3,752

In October 2008, the Company signed purchased agreement to acquire a nonexclusive, worldwide, nontransferable intellectual property license for $1.6 million. This license is used to integrate the licensed technology into the Company’s products. Under this licensing arrangement, the Company made cash payments of $129,000 in 2008. The payments under this arrangement were based on predetermined quarterly payment which is payable over 36 months. Amortization of this intellectual property intangible is recorded to research and development expense in proportion to the economic benefits consumed based on when the licensed technology is incorporated into the Company’s products under development. As of December, 31, 2008, $945,000 of intellectual property license has been capitalized and $236,000 has been expensed to research and development.

In July 2006, in connection with the acquisition of the ultra low-power processor product line, the Company recorded a purchased technology intangible asset of $5.7 million. Amortization is recorded to cost of revenue in proportion to the economic benefits consumed based on the estimated discounted cash flows over the estimated useful life of the asset, which is three years. Amortization expense for the years ended December 31, 2008, 2007, and 2006 was $818,000, $2.6 million, and $1.9 million, respectively. The Company also recorded a customer relationships intangible asset of $1.3 million which related to non-contractual relationships with ultra low-power processor customers. Amortization is recorded to sales and marketing expense in proportion to the economic benefits consumed. Amortization expense for the years ended December 31, 2008, 2007, and 2006 was $351,000, $774,000, and $162,000, respectively. In addition, the Company recorded a backlog intangible asset of $1.2 million which related to customer orders scheduled for delivery within one year from acquisition. Amortization is recorded to cost of revenue in proportion to the economic benefits consumed over the useful life of one year. Amortization expense for the years ended December 31, 2007 and 2006 was $153,000 and $1.0 million, respectively. This backlog intangible asset was fully amortized at the end of fiscal 2007. See Note 5(a) for additional information about the acquisition of the ultra low-power processor product line.

In July 2003, in connection with the acquisition of the SandCraft, Inc. assets, the Company recorded a purchased technology intangible asset of $2.3 million. Amortization is recorded to cost of revenue using the default straight-line method, which is used when a pattern of consumption cannot be reliably determined over the estimated useful life of the asset, which is three years. Amortization expense for the years ended December 31, 2006 was $416,000. The purchased technology intangible asset was fully amortized in 2006. See Note 5(b) for additional information about the acquisition of SandCraft, Inc.

In July 2003, the Company acquired a nonexclusive, worldwide, nontransferable intellectual property license for a term of seven years. The intellectual property license is used to integrate the licensed technology into the Company’s products. Under the licensing arrangement, the Company made cash payments of $200,000 in 2003 and issued shares of Series B Preferred Stock with an aggregate fair value of $650,000. During the years ended December 31, 2007, 2006, and 2005, the Company made further payments of approximately $3.1 million, $2.1 million and $1.0 million, respectively. The payments under the arrangement were based on the greater of a predetermined minimum quarterly payment threshold or a percentage of net revenue received from the sale of products that contain the intellectual property. As of December 31, 2007, the Company has fully paid the license fee obligation of this license arrangement.

The Company recorded the estimated net present value of the license fee of approximately $6.0 million as an intangible asset and a liability in the consolidated balance sheets. Amortization is recorded to cost of revenue using straight-line method over the useful life of seven years. Interest expense was accreted on the discounted liability until it was fully retired in 2007.

In June 2008, this licensing arrangement for a nonexclusive, worldwide, nontransferable intellectual property license was amended primarily to extend the term and modify the royalties provision of the arrangement. In consideration for acquiring an additional term of seven years through 2017, the Company paid a nonrefundable extension fee of $1.0 million in 2008. The Company recorded the extension fee as an addition to the existing intangible asset and, together with the unamortized portion of this asset immediately prior to the extension of term, is amortized using straight-line method over its remaining useful life of 10 years. Total amortization expense for the years ended December 31, 2008, 2007, and 2006 was $579,000, $878,000, and $878,000, respectively.

Under the terms of the original license agreement, the Company is also required to pay quarterly royalties to the licensor based on the number of units sold containing the licensed technology or the corresponding net revenue recognized. Under the amended terms of the licensing agreement, the quarterly royalties to the licensor is a graduated percentage of net revenue. The percentage rate is dependent on cumulative units sold containing the licensed technology. The Company incurred royalty expense under this agreement of approximately $1.2 million, $1.3 million, and $580,000, for the years ended December 31, 2008, 2007, and 2006, respectively, which was charged to cost of revenue.

Note 5—Acquisitions

(a) Ultra Low-Power Processor Product Line

On July 6, 2006, the Company completed the acquisition of the Alchemy product line and operations from AMD for approximately $28.4 million in purchase consideration, consisting of 20,078,002 shares of Series C convertible preferred stock with a fair value of approximately $28.2 million and additional consideration of $151,000 consisting of the assumption of certain liabilities, a cash payment, and acquisition expenses. In accordance with SFAS 141, this transaction was accounted for under the purchase method. The Company acquired the Alchemy product line to broaden its current product offerings and establish a strategic relationship with AMD, which became a preferred stock investor by virtue of the acquisition.

The fair value of the Series C preferred stock issued as consideration for the acquisition was based on cash prices paid by other investors in sales of Series C preferred stock during fiscal year 2006. The allocation of the purchase price was based upon the independent appraisals of the fair value of the identified intangible assets. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was allocated to goodwill in accordance with SFAS 141 and 142.

The table below sets forth the estimated fair values of the assets acquired and liabilities assumed as of the closing date of July 6, 2006 (in thousands):

Fair Values
Inventories	$9,990
Property and equipment	25
In-process research and development	3,130
Intangible assets:
Purchased technology	5,706
Customer relationships	1,287
Backlog	1,191
Goodwill	7,163

Total assets acquired	28,492
Total liabilities assumed	95

Net assets acquired	$28,397

The Company’s methodology for allocating a portion of the purchase price for purchase acquisitions to in-process research and development (“IPR&D”) is determined using the multi-period excess earnings method based on the income approach, which discounts expected future cash flows to present value using estimates and assumptions determined by management. The IPR&D acquired pertains to the development project of a next generation product in one of the product families within the Alchemy product line. The expected revenue contribution of this next generation product once it is developed and in full production, is expected to last through 2010, indicating a useful life to be 5 years. The discount rate used for the valuation of the IPR&D was 40% since it was still in the development stage and thus has some inherent risk of failure associated with it. At the date of acquisition, the estimated time to complete this development is one year with an estimated cost of the efforts necessary to complete this project of $2.0 million. IPR&D was expensed upon acquisition in 2006 because technological feasibility has not been established and no future alternative use exists. Total IPR&D expense of $3.1 million was charged to operations in 2006 on the date the assets were acquired.

Following the allocation of the initial purchase price to the fair value of assets acquired, the Company issued 87,100 shares of the Company’s Series C preferred stock at a price of $1.4068 per share on February 28, 2007 in payment for inventory on hand at distributors and for a certain consulting agreement with AMD. The liability to issue these shares was recorded in accrued liabilities as of December 31, 2006.

The results of operations of Alchemy have been included in the Company’s consolidated financial statements subsequent to the date of acquisition. The financial information in the table below summarizes the combined revenue of the Company and Alchemy product line, on a pro forma basis, as though the business combination occurred as of the beginning of each of the periods presented (in thousands):

	Year Ended December 31,
(unaudited)	2006	2005
Proforma revenue	$39,679	$25,829
Reported revenue	$30,053	$13,295

The unaudited pro forma revenue information is presented for informational purposes only and is not indicative of the results that would have been achieved if the acquisition had taken place at the beginning of each of the periods presented. Pro forma net loss was not presented because no discrete financial information regarding costs and expenses was available for Alchemy as it was formerly a component of AMD and no discrete accounting was maintained with regards to the product line’s operations.

(b) SandCraft, Inc.

On July 18, 2003, the Company completed the acquisition of the assets of SandCraft, Inc. (“SandCraft”) for approximately $2.5 million in initial purchase consideration consisting of (1) cash of approximately $2.5 million; and (2) warrants issued to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.08 per share. These warrants had an estimated fair value of $35,000. In accordance with the purchase agreement, these warrants cannot be exercised until the earlier of July 29, 2008, an initial public offering, an acquisition or transaction whereby the stockholders of the Company own less than 50% of the outstanding voting power of the capital stock, or a sale of substantially all of the assets of the Company. Additional information regarding these warrants is provided in Note 7(c).

The purchase agreement with SandCraft also required the Company to pay up to an additional $12.5 million, payable as a percentage of revenues from SandCraft related products, if certain predetermined production yield rates were met. The contingent purchase price was payable commencing July 2003 and each quarter thereafter through December 2007.

The Company acquired the assets of SandCraft to expand its product offering. In accordance with SFAS 141 this transaction was accounted for as a purchase business combination. The Company allocated the initial aggregate purchase price of $2.5 million based upon the estimated fair value of the assets acquired. The Company obtained independent appraisals of the fair value of the identified intangible assets. The following is the allocation of the purchase consideration (in thousands):

Fair Values
Property and equipment	$1,206
In-process research and development	2,801
Intangible assets:
Purchased technology	2,139
Backlog	154
Goodwill	(3,765)

Total assets acquired	$2,535

The acquired purchased technology was amortized over its estimated useful life of three years and as of December 31, 2007 this intangible asset is fully amortized. IPR&D of $2.8 million was charged to operations upon acquisition because technological feasibility had not been established and no future alternative uses exist.

Following the allocation of the initial purchase price to the fair value of assets acquired, the Company recorded an amount of negative goodwill. The negative goodwill of $3.8 million represented assets acquired in excess of the initial purchase price and was recorded as a liability since there was a contingent earn-out provision related to production yields as described above. The earn-out contingency expired in December 2007 and the Company recognized an extraordinary gain in the consolidated statements of operations of approximately $3.2 million which represents the remaining amount of the contingent earn-out liability net of all earn-out payments on the date of expiration of the earn-out period. As of the date of expiration, the carrying value of assets acquired from SandCraft had been fully depreciated or amortized.

The results of operations of SandCraft have been included in the Company’s consolidated financial statements subsequent to the date of acquisition.

Note 6—Debt

Notes payable consists of the following (in thousands):

	December 31,
	2008	2007
Loans from lending syndicate, interest rate at 12.0%, maturity date —October 1, 2009	$981	$2,151
Loans from lending syndicate, interest rate at 12.0%, maturity date —January 1, 2010	1,288	2,421
Loans from lending syndicate, interest rate at 12.0%, maturity date —April 1, 2010	1,589	2,691
Loans from lending syndicate, interest rate at 12.0%, maturity date —July 1, 2010	2,811	4,408
Unamortized loan discounts	(333)	(1,091)

Total notes payable	6,336	10,580
Less: current portion	(5,026)	(4,244)

Notes payable, non-current	$1,310	$6,336

(a) 2006 Loan Agreement

On December 26, 2006, the Company entered into a loan agreement (“2006 Loan Agreement”) with a lending syndicate for an initial aggregate loan commitment of $10.0 million available to the Company in three tranches based on different dates of availability and the achievement of certain financial and non financial conditions: (1) $3.3 million, (2) $3.3 million, and (3) $3.4 million. All three tranches became available and were drawn down in full prior to June 30, 2007. Additionally, under the 2006 Loan Agreement, an incremental loan of $5.0 million was available from one of the members of the lending syndicate in September 2007 after additional financial and nonfinancial conditions were met by the Company. This additional $5.0 million loan was drawn down by the Company in September 2007.

The Company borrowed $11.7 million and $3.3 million under the 2006 Loan Agreement during the year ended December 31, 2007 and December 31, 2006, respectively. The Company is required to repay each term loan in 32 equal consecutive monthly installments of principal and interest. The Company has made advance payments of the last installment of the loans, which have been applied to the loan principal. Borrowings under the 2006 Loan Agreement are collateralized by all the intellectual property and substantially all of the Company’s assets.

In connection with the 2006 Loan Agreement, the Company granted the lending syndicate warrants to purchase 355,416 shares of Series C Preferred Stock for an aggregate amount of $500,000. The warrants had an estimated fair value of $356,000 which was recorded as a loan discount and is being amortized over the term of the first loan using the effective interest method. The unamortized balance of the loan discount as of December 31, 2008 is $29,000. In addition, the Company issued warrants to purchase 177,708 shares in September 2007 with an estimated fair value of $190,000 in connection with the incremental loan of $5.0 million. The fair value of these warrants was recorded as loan discount and is being amortized over the term of the incremental loan using the effective interest method. The unamortized balance of the debt discount as of December 31, 2008 is $58,000. Additional information regarding these warrants is provided in Note 7(c).

In connection with borrowings under the 2006 Loan Agreement, the Company is required to make an additional milestone payment, separate from the repayment of any loan principal, to the lenders at the occurrence of an initial public offering, change of control, or liquidation of the Company (each a “Milestone Event”). The payment amount is determined based on the amount borrowed under the 2006 Loan

Agreement and the length of time between the signing of the loan agreement and a Milestone Event. The contingent milestone payment feature of the loan was determined to be an embedded derivative instrument which is not clearly and closely related to the host debt contract. Accordingly, under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the derivative instruments are required to be accounted for separately based on fair value. The fair value of the derivative instruments is determined based on discounted cash flows that have been probability weighted for different milestone payment scenarios. The aggregate amount of loan proceeds allocated to the derivative instruments on the date of issuance was $1.2 million.

The allocation of a portion of loan proceeds to the derivative instrument results in additional loan discounts which are being amortized over the term of the loans using the effective interest method. The unamortized balance of the loan discounts as of December 31, 2008 is $246,000. As of December 31, 2008 and 2007, the aggregate fair value of the contingent milestone derivatives liability was $1.7 million and $1.3 million, respectively. Changes in the fair value of the contingent milestone payment derivatives are recognized in other income, net in the consolidated statements of operations.

The 2006 Loan Agreement contains financial and nonfinancial covenants, as described below:

Financial Statements: The Company must provide financial statements to each lender on a monthly basis that are certified by a “responsible officer” not later than 30 days after each month end. The Company is to provide audited financial statements no later than 180 days after the end of the fiscal year

The Company must also provide to each lender its financial projections and business plans as most recently approved by the Company’s board of directors. Additionally, the Company must report to the lenders any pending legal action or matter that could reasonably have a material adverse effect against the Company.

Existence & Maintenance of Collateral: The Company must maintain and preserve its present form of business including all rights and privileges, necessary or desirable in the normal course of its business and keep all collateral in good working order and condition in all material aspects.

Liens: The Company must not create, incur, assume, or permit to exist any lien or grant any other person a negative pledge on any collateral, except permitted liens.

Indebtedness: During the term of the agreement without prior consent, the Company may not be indebted for borrowed money, the deferred purchase price of property, or leases which could be capitalized in accordance with generally accepted accounting principles or become liable as a surety, guarantor, accommodation party, or otherwise.

(b) 2004 Revolving Line of Credit as amended in 2007

On March 8, 2007 the Company reestablished a revolving line of credit with one of the lenders in the syndicate by amending and reinstating its previous 2004 Revolving Line of Credit (“amended 2004 Revolving Line of Credit”). This revolving line of credit provides a commitment of $10.0 million subject to a qualifying accounts receivable borrowing base. The 2006 Loan Agreement and the amended 2004 Revolving Line of Credit have cross default provisions. This line of credit expires on March 8, 2009. As of December 31, 2008, the amount of borrowings outstanding under the amended 2004 Revolving Line of Credit was $489,000 and incurred interest at annual rates ranging from 4.9% to 8.15%. The interest rate is variable and is based on the lender’s prime rate plus 0.9%.

Financial Covenants: The Company must maintain unrestricted cash, cash equivalents, and eligible accounts receivable at or in excess of 175% of the Company’s liability under the amended 2004 Revolving Line of Credit.

Amendments to the amended 2004 Revolving Line of Credit and borrowing and repayment activities subsequent to December 31, 2008 are discussed in Note 13.

Note 7—Shareholders’ Equity

(a) Common Stock

The Company is authorized to issue up to 278,000,000 shares of Common Stock. The Company reports shares of Common Stock that are issued upon early exercise of options to be outstanding in the consolidated financial statements, as the stockholders are entitled to dividends and voting rights, but records the proceeds as a liability on the balance sheet until the shares vest. As of December 31, 2008, the Company has classified proceeds received from early exercise of unvested options as accrued liabilities in the amount of $53,000. The Company maintains a repurchase right at the original price paid by the employees with respect to unvested restricted Common Stock. As of December 31, 2008 341,383 common shares were subject to the repurchase right of the Company. The repurchase right lapses in accordance with the original vesting schedule of the option.

The Company’s Common shareholders are entitled to a liquidation preference of $0.10 per share.

(b) Convertible Preferred Stock

In June 2008, the Company completed the sale of 15,822,785 shares of its Series D preferred stock at a purchase price of $1.58 per share for net proceeds of $23.1 million, after placement agent fees and expenses of $1.28 million. In connection with the issuance of Series D preferred stock, the Company amended its Certificate of Incorporation to authorize 16,000,000 shares of Series D preferred stock for issuance and increase the number of common shares authorized for issuance to 278,000,000.

The following tables summarize the convertible preferred stock issuances for the fiscal years presented (in thousands, except share and per share amounts):

Year ended December 31, 2008

Convertible Preferred Stock Issued	Date Issued	Shares Issued	Purchase Price per share	Aggregate Proceeds	Issuance Cost	Net Proceeds
Series D	5/30/2008	8,225,709	$1.5800	$12,997	$676	$12,321
Series D	6/6/2008	7,597,076	1.5800	12,003	600	11,403

Total		15,822,785		$25,000	$1,276	$23,724

Year ended December 31, 2007

Convertible Preferred Stock Issued	Date Issued	Shares Issued	Purchase Price per share	Aggregate Proceeds	Issuance Cost	Net Proceeds
Series C	1/31/2007	4,490,493	$1.4068	$6,317	$316	$6,001
Series C	2/15/2007	2,067,890	1.4068	2,909	82	2,827
Series C *	2/28/2007	87,100	—	—	—	—
Series C	3/9/2007	315,539	1.4068	444	23	421
Series C	3/30/2007	501,684	1.4068	706	36	670

Total		7,462,706		$10,376	$457	$9,919

*	These shares were issued in connection with the acquisition of the Alchemy product line from AMD (see Note 5(a)).

Year ended December 31, 2006

Convertible Preferred Stock Issued	Date Issued	Shares Issued	Purchase Price per share	Aggregate Proceeds	Issuance Cost	Net Proceeds
Series C	2/3/2006	7,240,022	$1.4068	$10,185	$400	$9,785
Series C	3/20/2006	8,753,809	1.4068	12,315	509	11,806
Series C	5/9/2006	1,365,546	1.4068	1,921	100	1,822
Series C	6/29/2006	3,011,390	1.4068	4,236	219	4,017
Series C *	7/6/2006	20,078,002	—	—	—	—
Series C	9/8/2006	238,771	1.4068	336	18	318
Series C	11/30/2006	1,171,913	1.4068	1,649	86	1,562
Series C	12/28/2006	1,408,235	1.4068	1,981	103	1,878

Total		43,267,688		$32,623	$1,435	$31,188

*	These shares were issued in connection with the acquisition of the Alchemy product line from AMD (see Note 5(a)).

The Company’s convertible Preferred Stock is not redeemable. The rights, preferences, and privileges of the holders of convertible Preferred Stock are as follows:

Dividend Rights

The holders of the Series A, B-1, B-2, C, and D Preferred Stock are entitled to receive, if and when as declared by the board of directors and out of funds legally available, noncumulative dividends at the rate of 8% of the original share price per annum.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the then outstanding Series A, B-1, B-2, C, and D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of Common Stock, an amount per share equal to the sum of $1.18, $0.81, $1.03, $1.41, and $1.58 per share, respectively, of Series A, B-1, B-2, C, and D Preferred Stock, plus any declared and unpaid dividends.

The Series D Preferred shareholders are entitled to a liquidation preference that is senior to all other series of Preferred Stock and Common Stock. Any assets of the Company remaining after payment of the liquidation amounts to the holders of Series D Preferred Stock will be distributed to satisfy the liquidation preference of Series C Preferred Stock. Moreover, any assets of the Company remaining after payment of the liquidation amounts to the Series C Preferred Stock will be distributed first to satisfy the liquidation preference of the Series B-1 and B-2 Preferred Stock. The remaining assets after payment of the liquidation amounts to the Series B-1 and B-2 Preferred Stock will be distributed next to satisfy the liquidation preference of the Series A Preferred Stock. Furthermore, any assets of the Company remaining after payment of the liquidation amounts to holders of Series A, B-1, B-2, C, and D Preferred Stock will be distributed next to satisfy the liquidation preference of the Common Stock plus any declared and unpaid dividends. Thereafter, any remaining assets of the Company will be distributed ratably to the holders of the Common Stock and Preferred Stock until such time as the cumulative distribution made on the shares of Preferred Stock is equal to three times their respective liquidation preference, with any remaining assets thereafter distributed to holders of Common Stock.

Conversion

Each share of Series A, B-1, B-2, C, and D Preferred Stock is initially convertible at the option of the holder into one share of Common Stock. The conversion ratio is determined by dividing the Preferred Stock original issue price per share by the conversion price effective at the time of conversion. The conversion price is subject to adjustments for dilutive equity issuances and other events set forth in the Company’s Certificate of Incorporation.

Additionally, the conversion price of Series D Preferred Stock to Common Stock is subject to adjustment if, in the event of an IPO, the IPO price is less than 1.25X the initial Series D purchase price but such conversion price for Series D cannot be lower than the Series C issuance price of $1.4068. This provision does not constitute a beneficial conversion feature under EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.

Shares of Series A, B-1, B-2, C, and D Preferred Stock automatically convert to Common Stock immediately prior to a firm commitment underwritten initial public offering in which the per share public offering price exceeds $4.00, the aggregate gross proceeds equals or exceeds $30.0 million and the Company’s Common Stock is listed for trading on an internationally recognized stock exchange. Shares of Preferred Stock will also automatically convert to Common Stock by a vote or written consent of the holders of at least a majority of the voting power of the then outstanding shares of Preferred Stock.

Voting Rights

Each holder of Series A, B-1, B-2, C, and D Preferred Stock are entitled to vote for each share of Common Stock into which such share of Preferred Stock is convertible on record date for any vote, or effective date of any written consent, as applicable.

As long as at least twenty five percent (25%) of the cumulative aggregate shares of the Series B Preferred Stock originally issued remain outstanding, the Company must obtain the approval (by vote or written consent or agreement) of at least a majority of the voting power of the then outstanding Series B Preferred Stock to:

•	increase or decrease the total number of authorized shares of any series of Preferred Stock or the Common Stock;

•	authorize or effect a Liquidation Event;

•

redeem or repurchase any debt or equity securities of the Company, excluding (i) shares of Common Stock repurchased at or below cost upon termination of an employee, director, consultant or advisor of the Company pursuant to contractual rights of repurchase or first refusal; (ii) shares of Common Stock and Preferred Stock acquired by the Company pursuant to the Company’s rights of first refusal; and (iii) the repayment of indebtedness in accordance with its terms and trade payables and similar liabilities in the ordinary course of the Company’s business;

•	amend the rights, preferences or privileges of the Series B Preferred Stock;

•	amend the Company’s Certificate of Incorporation or Bylaws in manner adverse to the Series B Preferred;

•	authorize the creation or issuance of shares of any series or class of capital stock that is senior to or on parity with the Series B Preferred Stock;

•	grant any rights to register any securities of the Company on terms more favorable than the registration rights granted under the Investor Rights Agreement;

•	declare or pay any cash dividends; or

•	change the authorized number of members of the Company’s Board of Directors.

In addition to the foregoing, the Company must obtain approval from the holders of Series C and D Preferred Stock to amend the Certificate of Incorporation or Bylaws in a manner that materially adversely affects the holders of Series C and D Preferred Stock disproportionately relative to another other series of Preferred Stock or to the entire class.

(c) Warrants

In September 2008, 513,446 common stock warrants were exercised at an exercise price of $0.08 per share for net proceeds of $41,000. These warrants were issued in connection with a convertible promissory note agreement with its majority stockholder on November 5, 2003. The fair value of these warrants at date of issue was $27,000 and was recorded as loan discount.

The following table summarizes outstanding warrants as of December 31, 2008:

Transaction Underlying Warrants Issuance	Date Issued	Expiration Date	Common Stock Warrants Issued and Outstanding	Preferred Stock Warrants Issued and Outstanding	Exercise Price	Valuation Assumptions on Date of Issuance
						Fair Value (in thousands)	Risk- Free Interest Rate	Expected Volatility	Contractual Life (Years)
Acquisition of SandCraft (a)	7/29/2003	7/29/2010	500,000	—	$0.08	$35	4.50%	80.0%	7
2003 Loan Agreement (b)	11/7/2003	11/7/2013	—	298,907	$0.92	230	4.33%	80.0%	10
2003 Loan Agreement (b)	12/14/2004	12/14/2011	—	160,600	$0.92	123	3.89%	80.0%	7
2004 Loan Agreement (c)	12/14/2004	5/31/2012	—	1,169,874	$1.03	920	4.19%	80.0%	7
2004 Revolving Line of Credit Agreement (d)	12/14/2004	12/14/2011		48,745	$1.03	38	3.89%	80.0%	7
Investment Commitment Agreement (e)	10/31/2005	10/30/2012	2,518,756	—	$0.10	190	4.47%	80.0%	7
Issuance of Series C Preferred Stock (f)	2/3/2006	9/7/2011	266,562	—	$1.41	10	4.49%	80.0%	5
Issuance of Series C Preferred Stock (f)	3/23/2006	9/7/2011	338,698	—	$1.41	19	4.67%	78.5%	5
Issuance of Series C Preferred Stock (f)	5/9/2006	9/7/2011	68,277	—	$1.41	4	5.03%	77.0%	5
Issuance of Series C Preferred Stock (f)	6/29/2006	9/7/2011	150,570	—	$1.41	8	5.18%	76.0%	5
Issuance of Series C Preferred Stock (f)	9/8/2006	9/7/2011	11,939	—	$1.41	1	4.73%	76.0%	5
2006 Loan Agreement (g)	11/26/2006	6/30/2014	—	355,416	$1.41	356	4.57%	69.0%	7
Issuance of Series C Preferred Stock (f)	11/30/2006	3/29/2012	58,596		$1.41	4	4.48%	71.0%	5
Issuance of Series C Preferred Stock (f)	12/28/2006	3/29/2012	70,412		$1.41	4	4.65%	70.0%	5
Issuance of Series C Preferred Stock (f)	1/31/2007	3/29/2012	224,505	—	$1.41	13	4.85%	68.5%	5
Issuance of Series C Preferred Stock (f)	2/15/2007	3/29/2012	58,117	—	$1.41	3	4.74%	68.2%	5
Issuance of Series C Preferred Stock (f)	3/9/2007	3/29/2012	15,777	—	$1.41	1	4.48%	67.8%	5
Issuance of Series C Preferred Stock (f)	3/30/2007	3/29/2012	25,104	—	$1.41	1	4.51%	67.2%	5
2006 Loan Agreement (h)	9/27/2007	9/30/2014	—	177,708	$1.41	190	4.41%	78.2%	7
Issuance of Series D Preferred Stock (i)	5/30/2008	5/29/2015	411,285	—	$1.58	322	3.68%	70.6%	7
Issuance of Series D Preferred Stock (i)	6/6/2008	6/5/2015	379,854	—	$1.58	310	3.50%	70.4%	7

Total			5,098,452	2,211,250		$2,782

Explanatory Notes:

(a)	Pursuant to the SandCraft acquisition agreement (see Note 5(b)), these warrants cannot be exercised until the earlier of July 29, 2008, an initial public offering, an acquisition or transaction whereby the shareholders of the Company own less than 50% of the outstanding voting power of the capital stock, or a sale of substantially all of the assets of the Company.

(b)	Warrants to purchase Series B-2 Preferred Stock issued to the lender in connection with a 2003 loan agreement. The fair values of warrants issued were recorded as loan discount.

(c)	Warrants to purchase Series B-2 Preferred Stock issued to lending syndicate in connection with the 2004 Loan Agreement. The fair value of warrants issued was recorded as a loan discount.

(d)	Warrants to purchase Series B-2 Preferred Stock issued to revolving credit line lender in connection with the 2004 Revolving Line of Credit Agreement . The fair value of warrants issued was recorded as a debt discount.

(e)	On October 31, 2005, the Company entered into a commitment agreement with a group of existing investors. The agreement was a binding commitment on the part of the investors to purchase $25,000,000 of Series C Preferred Stock. As consideration for the binding commitment, the Company issued to the investors warrants to purchase shares of Common Stock. The agreement stated that the financing commitment would terminate on the earlier of (i) the date the Company completed an equity financing other than the financing round committed to by the investors with proceeds to the Company of at least $20,000,000 or (ii) February 6, 2006. The commitment agreement was not exercised as the Company sold Series C Preferred Stock to other investors in 2006. These warrants are fully vested as of December 31, 2008.

(f)	These Common Stock warrants were issued to the placement agent in connection with the issuances of Series C Preferred Stock on various dates in 2006 and 2007.

(g)	On November 26, 2006, in connection with the 2006 Loan Agreement, the Company issued the lenders warrants to purchase up to $500,000 of Series C Preferred Stock based on an initial per share purchase price of $1.4068 and an initial maximum number of shares of 355,416. Initially, the exercise price and therefore the number of shares purchasable under the warrants are subject to change based on the terms of future equity financing. This contingency was resolved upon the issuance of the Series D Preferred Stock. The price for these warrants issued under the 2006 Loan Agreement is now fixed at $1.4068.

(h)	In September 2007, in connection with the incremental $5.0 million loan under the 2006 Loan Agreement, the Company issued the lender warrants to purchase up to $250,000 of Series C Preferred Stock based on an initial per share purchase price of $1.4068 and an initial maximum number of shares of 177,708. The exercise price, and therefore the number of shares purchasable under the warrants are subject to change based on the terms of future equity financing. Initially, the exercise price and therefore the number of shares purchasable under the warrants are subject to change based on the terms of future equity financing. This contingency was resolved upon the issuance of the Series D Preferred Stock. The price for these warrants issued under the 2006 Loan Agreement is now fixed at $1.4068.

(i)	These Common Stock warrants were issued to the placement agent in connection with the issuances of Series D Preferred Stock in 2008.

(d) Stock Incentive Plan

On December 17, 2002, the Company adopted the 2002 Stock Incentive Plan (the “Plan”) which reserved 30,000,000 shares of Common Stock for issuance. Pursuant to amendments approved on various dates through June 2008 the total amount of Common Stock reserved for issuance under the plan was increased to 82,101,182 shares.

The Plan, as amended, authorizes the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors and consultants to purchase up to a total of 82,101,182 shares of the Company’s Common Stock. Under the Plan, incentive stock options are granted at an exercise price that is not to be less than 100% of the fair market value of the Company’s Common Stock on the date of grant (110% for grants to greater than 10% stockholders), as determined by the Company’s Board of Directors. Nonqualified stock options are granted at a price that is not to be less than 85% of the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors. All options have a term of no greater than 10 years from the date of grant (5 years for grants to greater than 10% stockholders). Option vesting is determined by the board of directors and will not be longer than 5 years at a rate of at least 20% per year. New employees’ options generally vest 25% one year after date of grant and 2.083% each month over the next 36 months. Retention grants made to existing employees can have varying vesting requirements.

For grants prior to November 2006, the Plan allowed for early exercises of unvested options subject to repurchase rights of the Company over the restricted Common Stock issued at the original exercise price. The repurchase rights lapse at the same rate as the original option vesting. All grants after November 2006 do not permit early exercise.

The following table summarizes option activity under the stock option plan:

		Options Outstanding
	Options Available for Grant	Number Outstanding	Weighted Average Exercise Price per Share
Balances at December 31, 2005	5,299,960	12,586,268	0.09
Authorized	11,000,000	—	—
Granted	(13,923,008)	13,923,008	0.21
Exercised	—	(1,057,878)	0.10
Common stock repurchased	367,333	—	0.09
Canceled	1,405,198	(1,405,198)	0.12

Balances at December 31, 2006	4,149,483	24,046,200	0.16
Authorized	17,000,000	—	—
Granted	(17,889,500)	17,889,500	0.76
Exercised	—	(5,566,751)	0.11
Common stock repurchased	7,500	—	0.15
Canceled	1,001,865	(1,001,865)	0.28

Balances at December 31, 2007	4,269,348	35,367,084	$0.47
Authorized	10,000,000	—	—
Granted	(10,659,600)	10,659,600	1.22
Exercised	—	(604,735)	0.18
Common stock repurchased	80,207	—	0.06
Canceled	2,504,560	(2,504,560)	0.53

Balances at December 31, 2008	6,194,515	42,917,389	$0.65

As of December 31, 2008 and 2007, there was an aggregate of 341,383 and 1,319,283 shares, respectively, of restricted Common Stock outstanding related to early exercises of unvested options that are subject to repurchase by the Company at a weighted average price of $0.15 and $0.13 per share, respectively. The proceeds received related to unvested restricted Common Stock obtained from early exercise of stock options as of December 31, 2008 and 2007 have been reported as an accrued liability of $53,000 and $170,670, respectively.

Detail related to activity of unvested shares of restricted Common stock is as follows:

	Unvested Common Stock
	Number of Shares Outstanding	Weighted Average Exercise/ Purchase Price per Share
Balance at December 31, 2005	2,196,606	$0.09
Issued	250,000	0.12
Vested	(962,397)	0.08
Repurchased	(367,333)	0.09

Balance at December 31, 2006	1,116,876	0.11
Issued	1,239,748	0.14
Vested	(1,029,841)	0.12
Repurchased	(7,500)	0.15

Balance at December 31, 2007	1,319,283	0.13
Issued	36,725	0.13
Vested	(934,418)	0.12
Repurchased	(80,207)	(0.14)

Balance at December 31, 2008	341,383	$0.15

The following table summarizes by exercise price the outstanding and vested options as of December 31, 2008:

	Options Outstanding				Option Vested
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price per Share	Aggregate Intrinsic Value (in thousands)	Number Vested	Weighted Average Exercise Price per Share	Aggregate Intrinsic Value (in thousands)
$0.01 - $0.10	5,376,067	4.7	$0.09	$5,620	4,815,820	$0.09	$5,057
$0.15 - $0.15	460,291	3.8	0.15	456	351,959	0.15	348
$0.20 - $0.20	7,010,583	7.6	0.20	6,590	3,992,999	0.20	3,753
$0.25 - $0.25	4,594,822	4.2	0.25	4,089	2,541,775	0.25	2,262
$0.30 - $0.75	6,405,250	8.3	0.58	3,583	2,428,150	0.57	1,384
$0.81 - $0.81	419,000	8.7	0.81	138	141,042	0.81	47
$0.99 - $0.99	10,409,000	9.0	0.99	1,561	2,272,916	0.99	341
$1.09 - $1.09	292,000	9.3	1.09	15	—	—	—
$1.14 - $1.14	352,000	9.8	1.14	—	8,542	1.14	—
$1.29 - $1.29	7,598,376	9.5	1.29	—	613,337	1.29	—

Total	42,917,389	7.7	$0.65	$22,052	17,166,540	$0.38	$13,192

Vested and expected to vest	41,231,344	7.6	$0.65	$21,385

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on options with an exercise price less than the Company’s estimated fair value of its Common Stock of $1.14 as of December 31, 2008, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options vested as of December 31, 2008 was 16,544,661.

The weighted average grant-date fair value of options granted for the fiscal year ended December 31, 2008 and 2007 was $0.74 and $0.48 per share, respectively. The total fair value of shares of options vested during the fiscal year ended December 31, 2008 was $3.8 million. The total intrinsic value of options exercised during the fiscal year ended December 31, 2008 was $16,000. The total cash received from employees as a result of employee stock option exercises during the fiscal year ended December 31, 2008 was $108,000. In connection with these exercises, there was no tax benefit realized by the Company due to the full valuation allowance recorded on deferred tax assets. The weighted average remaining contractual term for options exercisable at December 31, 2008 was 6.49 years. The Company issues new shares of Common Stock upon exercise of stock options. The total compensation cost (gross) related to non-vested awards not yet recognized at December 31, 2008 was $13.6 million and the weighted-average period over which this amount is expected to be recognized is 2.71 years.

The Company has assumed certain option plans in connection with business combinations. Generally, the options granted under these plans have terms similar to the Company’s own options. The exercise prices of such options have been adjusted to reflect the relative exchange ratios.

The Company estimates the fair value of stock options using a Black-Scholes option-pricing model to determine the fair value of share-based awards under SFAS 123R. The assumptions used to estimate the fair value of stock options granted under the Company’s Stock Incentive Plan for the years ended December 31, 2007 and 2006 are as follows:

	2008	2007	2006
Expected volatility	61.6% to 64.0%	66.7% to 77.3%	80% to 90%
Risk-free interest rate	2.9% to 3.6%	3.6% to 5.1%	4.4% to 5.2%
Expected life	6 years	6 years	6 years
Dividend yield	0%	0%	0%

The Black-Scholes option-pricing model incorporates various and highly subjective assumptions including expected volatility, expected term and interest rates.

Expected Volatility: The Company used the historical volatility of a peer group of publicly traded companies in deriving its expected volatility assumption in accordance with SFAS 123R and SAB 107.

Risk-Free Interest Rate: The risk-free interest rate was based on the market yield currently available on U.S. Treasury securities with a remaining term equivalent to the expected term of option.

Expected Term: The Company’s expected term represents the period that the Company’s share-based awards are expected to be outstanding and was derived from the average midpoint between vesting and the contractual term of the option in accordance with the simplified method described in SAB 107.

Expected Dividend: The Black-Scholes valuation model calls for a single expected dividend yield as an input. The Company has not paid and does not anticipate paying any dividends in the near future.

Note 8—Income Taxes

The provision for income taxes from continuing operations consists of the following:

	Year Ended December 31,
	2008	2007(*)	2006
Current tax
Federal	$(180)	$—	$—
State	32	—	—
Foreign	63	34	—

	(85)	34	—

Deferred
Federal	162	162	81
State	26	26	13
Foreign	—	—	—

	188	188	94

Total	$103	$222	$94

*	No portion of the 2007 provision for income taxes is allocated to the extraordinary gain as it does not result in any incremental tax expense.

As part of the process of preparing the Company’s consolidated financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves determining the Company’s current income tax provision (benefit) together with calculating the deferred income tax provision (benefit) related to temporary differences resulting from differing treatment of items, such as deferred revenue or deductibility of certain intangible assets, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. The Company must then assess the likelihood that the deferred tax assets will be recovered through the generation of future taxable income.

The Company considers all available evidence, both positive and negative, including historical operating results, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. If it is not more likely than not that the Company will recover its deferred tax assets, the Company will increase its provision for taxes by recording a valuation allowance against the deferred tax assets.

Management does not believe it is more likely than not that the deferred tax assets will be realized; accordingly a full valuation allowance has been established and no deferred tax asset or the related tax benefit have been recognized in the accompanying consolidated financial statements. As of December 31, 2008 and 2007, the deferred tax assets were fully offset by a valuation allowance. The valuation allowance as of December 31, 2008 and 2007 was $ 77.0 million and $76.8 million, respectively. The net change in the valuation allowance for the year ended December 31, 2008, 2007, and 2006 was a decrease of $121,000, and increases of $10.3 million and $14.8 million, respectively.

Significant components of the deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$48,823	$47,560
Accrued liabilities and expenses	2,112	1,615
Capitalized start-up costs	—	489
Capitalized research and development costs	10,947	13,444
Intangible assets	3,921	4,747
Tax credits	9,768	8,285
Share-based compensation	935	183
Property and equipment	280	362
Charitable contributions	24	21
Other	151	134

Total deferred tax assets	76,961	76,840
Deferred tax liability:
Goodwill	(471)	(282)

Gross deferred tax assets	76,490	76,558

Valuation allowance	(76,961)	(76,840)

Net deferred tax liability	$(471)	$(282)

As of December 31, 2008, the Company had cumulative net operating loss carry-forwards for federal and state income tax reporting purposes of approximately $125.9 million and $103.5 million, respectively. The federal net operating loss carry-forwards expire, if not utilized, in years 2019 through 2028. The California net operating loss carry-forwards expire, if not utilized, in years 2011 through 2028.

As of December 31, 2008, the Company had cumulative carry-forwards for research and development credits of approximately $5.7 million and $6.1 million, which can be used to reduce federal and California income taxes, respectively. Federal research and development tax credit carryforwards will expire, if not utilized, in years 2020 through 2028. State research and development credits can be carried forward indefinitely.

The Tax Reform Act of 1986 and similar state legislation impose restrictions on the utilization of net operating losses and tax credits following an “ownership change” of a corporation as that term is defined in the Internal Revenue Code. Since the Company has had several changes in its equity ownership through issuances of Common and Preferred Stock, it has analyzed the limitation impact of “ownership change” on its ability to utilize net operating losses and tax credit carry-forwards. As a result, the Company has reduced the amount of gross deferred tax assets related to net operating losses and tax credit carryforwards.

The effective tax rate differed from the federal statutory income tax rate of 34% a result of the following:

	Year Ended December 31,
	2008	2007	2006
Federal statutory rate	(34.0%)	(34.0%)	(34.0%)
Losses and credits not benefited	38.5	32.6	33.9
State taxes, net of federal benefit	0.0	0.1	0.0
Foreign rate differential	0.3	(0.3)	(0.2)
Other	(4.3)	2.4	0.5

Provision for income taxes	0.5%	0.8%	0.2%

The Company has not provided for U.S. federal income and state income taxes on non-U.S. subsidiaries’ undistributed earnings as of December 31, 2008, because such earnings are intended to be reinvested in the operations and potential acquisitions of the Company’s international subsidiaries indefinitely. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to applicable U.S. federal and state income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to various foreign countries. The cumulative amount of undistributed foreign earnings as of December 31, 2008 is not material.

The Company’s loss before income taxes was earned in the following jurisdictions (in thousands):

	Year Ended December 31,
	2008	2007	2006
Domestic	$(50)	$(23,817)	$(34,331)
Foreign	(19,119)	274	160

Total	$(19,169)	$(23,543)	$(34,171)

Note 9—Fair Value Measurements

SFAS No. 157 Fair Value Measurements defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. It clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS No. 157 establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	(Level 1) observable inputs such as quoted prices in active markets;

•	(Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and

•	(Level 3) unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

On a recurring basis, the Company could measure certain financial assets and liabilities at fair value. The Company’s money market security is classified as Level 1 of the fair value hierarchy because they are valued using quoted market prices. The Company’s contingent debt milestone derivative liability (see Note 6(c)) is classified as Level 3 of the fair value hierarchy, as there is no market data for this derivative. In accordance with SFAS 157, the following table represents the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 (in thousands):

Description	Balance at December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money Market Funds	$13,267	$13,267	$—	$—
Contingent debt milestone derivative liability	1,691	—	—	1,691

The following table presents the Company’s activity for liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as defined in SFAS 157 for the year ended December 31, 2008 (in thousands):

Contingent debt milestone derivative liability
Balance at December 31, 2007	$(1,339)
Transfers to Level 3	—
Purchases, sales, issuances and settlements, net	—
Total realized or unrealized gains or (losses)
Included in other comprehensive income	—
Included in earnings	(352)

Balance at December 31, 2008	$(1,691)

The amount of total gains or (losses) for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at December 31, 2008	$(352)

Note 10—Segment Reporting

The Company reports segment information in accordance with Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information (SFAS 131). The Company conducts its business within one business segment. The Company has determined that the Chief Operating Decision Maker (CODM) is the Chief Executive Officer (CEO). The CODM uses consolidated financial statement information to allocate resources and assess the performance of the Company. As a result, there are no reportable segments of the Company.

Revenue by geographic region, based on ship-to address, is as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
United States	$10,960	$7,536	$4,812
Asia Pacific	62,325	51,810	21,614
All other countries	5,661	4,999	3,627

Total	$78,946	$64,345	$30,053

Long-lived assets, which consist primarily of property and equipment, by geographic region based on the location of the assets are presented as follows (in thousands):

	December 31,
	2008	2007
United States	$4,324	$2,670
All other countries	321	348

Total	$4,645	$3,018

Summarized below are individual customers whose revenue were 10% or higher of respective consolidated amounts. An end customer is a customer who uses our products in its systems design but does not purchase products directly from the Company because of its use of outsourced manufacturers. A ship to customer purchases products directly from the Company and includes outsourced manufacturers of the end customers.

	Year Ended December 31,
End Customer	2008	2007	2006
Percentage of total revenue
Customer A	11%	*	*	*
Customer B	11%	11%	*
Customer C	11%	17%	44%
Customer D	*	11%	*

*	Less than 10% of total revenue
**	Not a customer in 2006

Revenue derived from A and D is solely in Asia Pacific, while revenue derived from B and C is primarily in Asia Pacific and the United States. No other customer represented more than 10% of our revenue in those years.

	Year Ended December 31,
Ship-To Customer	2008	2007	2006
Percentage of total revenue
Customer E	25%	28%	*
Customer F	17%	*	*
Customer G	10%	11%	10%
Customer H	*	16%	50%

*	Less than 10% of total revenue

Note 11—Commitments and Contingencies

Lease Commitments

The Company’s corporate headquarters and executive offices are located in approximately 52,000 square feet of office space in Cupertino, California under a lease that expires in March 2010. In August 2004, in connection with this commitment, the Company issued a standby letter of credit of $250,000 on behalf of the lessor as security for performance and observance of the provisions of the lease agreement. The Company maintains a Certificate of Deposit of the same amount which is included in purchased intangibles and other assets in the accompanying consolidated balance sheets. Additional sales and research and development offices are leased in various countries under leases that expire at various dates ranging from 2009 to 2010.

The Company also leases approximately 16,000 square feet of office space in Austin, Texas to carry out certain marketing and research and development activities. The lease term is for a period of three years and expires on December 2010. The lease provides for one three-year renewal option. The base rent for this lease escalates annually at 5% and the Company is obligated to pay an average annual amount of approximately $300,000 for the next two years. The Company accounts for lease arrangements with scheduled rent increases by recording the expense on a straight-line basis over the lease term.

Rent expense was approximately $1.2 million, $769,000, and $592,000 for the years ended December 31, 2008, 2007 and 2006, respectively. Future annual minimum lease payments under all non-cancelable operating leases as of December 31, 2008 were as follows (in thousands):

Year Ending December 31,
2009	$1,252
2010	540

$1,792

Time-based license agreements

During 2008 and 2007, the Company entered into time based license agreements which include the use of electronic design software and other technology, rights to future deliverables and enhancements, and license support over terms ranging from 1 to 36 months. The total cost of time-based license agreements, which is paid in installments over the term, is expensed ratably over the term of the agreement. Future payments required under time-based license agreements are as follows (in thousands):

Year Ending December 31,
2009	$1,967
2010	1,344
2011	832

$4,143

Purchase commitments

The Company outsources its manufacturing to third party wafer foundries and contract manufacturers, and as of December 31, 2008 it has non-cancelable purchase obligations totaling approximately $3.7 million.

The future minimum payments under all contractual commitments are as follows (in thousands):

		Payments Due by Period
Contractual Obligations	Total	Less Than One Year	1 to 3 Years	3 to 5 Years
Long-term debt obligations	$7,272	$5,891	$1,381	$—
Operating lease obligations	1,792	1,252	540	—
Time-based license obligations	4,143	1,967	2,176	—
Inventory purchase obligations	155	155	—	—
Other non-cancellable purchase obligations	3,992	3,197	795	—

Total	$17,354	$12,462	$4,892	$—

Commitments under the Amended 2004 Revolving Line of Credit

The Company has a $10 million revolving line of credit that expires in March 2009 (see Note 6 (b)). Advances under the line of credit bear interest at the bank’s prime rate plus 0.9% (8.2% at December 31, 2007) with a minimum monthly interest of $2,000. Under the terms of the line of credit agreement, the Company must maintain unrestricted cash, cash equivalents, and eligible accounts receivable at or in excess of 175% of the Company’s liability under the amended 2004 Revolving Line of Credit. In addition, under the terms of the line of credit agreement, the Company may not be indebted for borrowed money, the deferred purchase price of property, or leases which could be capitalized in accordance with generally accepted accounting principles, or become liable as surety, guarantor, accommodation party, or otherwise, without prior consent from the lender.

Product warranties

The Company provides its customers limited return rights under its standard warranty, which for most customers is effective for a period of one year after the sale. The Company has entered into master purchase agreements with some customers that provide for a warranty period of two years. The Company’s warranty obligation is limited to replacing or repairing defective products or, at its option, issuing a credit for amounts billed. The Company records an estimate for sales returns based on historical data and current business expectations and reduces revenue for estimated future returns through the allowance for sales returns. In 2006, 2007 and 2008, sales returns and warranty expenses were not significant.

Guarantees and Indemnification Agreements

The Company enters into standard and negotiated indemnification agreements in its ordinary course of business. As part of its standard distribution agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any U.S. patent or any copyright or other intellectual property infringement claim by any third party with respect to the Company’s products, software, or services. The indemnification agreements commence upon execution of the agreement and generally do not have specific time limits. The scope, terms and conditions of the Company’s negotiated indemnification agreements may vary from those in its standard agreements. In addition to intellectual property infringement claims, under its negotiated indemnification agreements, the Company may indemnify, hold harmless and reimburse the indemnified parties for certain breach of contract, injury and damages claims. In some cases, the maximum potential amount of future payments the Company could be required to make under these agreements is not limited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

The Company’s certificate of incorporation limits the liability of directors to the full extent permitted by Delaware law. In addition, the Company’s bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its directors that may require the Company: to indemnify its directors against liabilities that may arise by reason of their status or service as directors, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to obtain directors’ and officers’ insurance if available on reasonable terms. The Company currently has directors and officers insurance in place. The Company has not incurred costs related to these indemnification agreements.

The Company has entered into agreements with certain executives where the Company may be required to pay severance and accelerate vesting of stock options in the event of termination of employment under certain circumstances, including a change of control. In 2007, the Company incurred severance benefits to a former executive in the amount of $200,000 and incurred share-based compensation expense of approximately $129,000 as a result of a modification to a share-based award.

Legal Proceedings

In November 2008, one of the Company’s intellectual property licensors, CEVA, Inc. (“CEVA”), initiated a claim for additional “re-use” fees allegedly owed by the Company under the license agreement between CEVA and the Company (“CEVA Claim”). The amount of allegedly unpaid fees claimed by CEVA ranged from

$450,000 to $1,015,000. In April 2009, the Company reached a mediated settlement with CEVA. Pursuant to the settlement agreement, in exchange for a full release of the claims, the Company will pay CEVA the aggregate sum of $287,500 according to the following schedule: (i) $100,000 on or before April 30, 2009; (ii) $100,000 on or before July 31, 2009; and (iii) $87,500 on or before October 31, 2009. The Company had reserved $287,500 for this contingent loss as of December 31, 2008.

In February 2008, the Company was named a defendant in the lawsuit Implicit Networks, Inc. vs. Advanced Micro Devices, Inc. et al, alleging patent infringement, filed in the United States District Court for the Western Division of Washington, Seattle Division. After filing an Answer to the Complaint, the Company along with other defendants filed a Request for Reexamination of the patent with the U.S. Patent and Trademark Office, which subsequently granted the Request for Reexamination. In February, 2009, the District Court granted the Defendants’ Motion to Stay the litigation pending the completion of the patent reexamination. As of December 31, 2008, no estimate can be made of the possible loss or possible range of loss of this contingency.

In November 2007, Nycom, Inc. (“Nycom”), a former sales representative of the Company, filed a suit against the Company alleging breach of contract and quantum meruit in the Supreme Court for the State of New York, County of Onondaga. Nycom sought damages of approximately $67,000. The litigation was fully and finally settled in April 2008 for a payment of $25,000 and the execution of a sales representative agreement. The sales representative agreement is the Company’s standard agreement except it has a two year term (except for termination for cause as defined in the agreement), while the standard agreement allows for termination in upon 30 days notice. The Company had adequately reserved for this loss as of December 31, 2007.

Note 12—Related Party Transactions

In connection with the issuance of the Series D Preferred Stock, the Company paid $1.3 million cash during 2008 and issued warrants to purchase Common Stock with a fair value of approximately $632,000 to a Series C shareholder in its capacity as placement agent.

In connection with sales of Series C Preferred Stock, the Company paid $457,000 and $1.4 million in cash during 2007 and 2006, respectively, and issued warrants to purchase Common Stock with a fair value of approximately $19,000 and $50,000 during 2007 and 2006, respectively, to the same Series C Preferred shareholder.

Note 13—Subsequent Events

In March, 2009, the amended 2004 Revolving Line of Credit (See Note 6) was extended to March 8, 2011 and further amended (“first amendment to the amended 2004 Revolving Line of Credit”). Certain provisions of the amended 2004 Revolving Line of Credit were modified as follows:

1)	Minimum Equity Infusion of not less than $15.0 million in cash should be received by the Company on or before August 31, 2009;

2)	Collateral Handling Fee of $3,500 month will be assessed by the Lender if at the end of any month the Company’s Liquidity Ratio is less than 2.0 to 1.0;

3)	Interest Rate will be based on the Company’s Liquidity Ratio and shall range from Prime Rate plus 0.75% to Prime Rate plus 1.50%; and

4)	Minimum Monthly Interest will be $3,000.

In consideration for this amendment, the Company incurred an amendment fee of $50,000 of which $25,000 was paid as of the amendment date and the remaining amount is payable at the earlier of the (i) first anniversary of this amendment; or (ii) any earlier termination of this Line of Credit.

An additional $2.0 million was drawn from this Line of Credit in March 2009. The entire balance of $2.5 million was subsequently paid by the Company in April 2009.

In May 2009, the Company reached a settlement with Implicit Networks with regards to patent infringement lawsuit against the Company. Concurrent with the settlement agreement, a patent license agreement was executed under which Implicit will grant the Company certain rights with respect to the licensed Implicit patents. In consideration for the license granted by Implicit, the Company paid a one time upfront payment of $100,000. No additional consideration was paid for the settlement agreement.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

OF

RMI CORPORATION AND SUBSIDIARIES

	Nine months ended
	September 30, 2009	September 30, 2008
Revenue	$56,111	$61,241
Cost of revenue	21,169	24,699

Gross profit	34,942	36,542

Operating expenses:
Research and development	26,746	29,857
Selling, general and administrative	18,276	18,413
Acquisition-related costs	2,031	—
Amortization of other purchased intangible assets	—	263

Total operating expenses	47,053	48,533

Loss from operations	(12,111)	(11,991)
Interest and other expense, net	(1,384)	(1,461)

Loss before income taxes	(13,495)	(13,452)
Provision for income taxes	757	140

Net loss	$(14,252)	$(13,592)

The accompanying notes are an integral part of these condensed consolidated statements of operations.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

OF

RMI CORPORATION AND SUBSIDIARIES

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(14,252)	$(13,592)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,615	2,622
Change in fair value of contingent debt milestone derivative	164	261
Amortization of loan discounts	270	611
Share-based compensation and expense	3,140	2,703
Deferred tax provision	141	95
Changes in operating assets and liabilities:
Accounts receivable, net	(2,780)	(2,067)
Inventories	(493)	—
Prepaid expenses and other current assets	(598)	(654)
Accounts payable	2,545	(15)
Accrued payroll and related benefits	1,116	149
Other accrued liabilities	(92)	35
Deferred income on shipments to distributors	129	(316)
Other, net	317	644

Net cash used in operating activities	(7,778)	(9,524)

Cash flows from investing activities:
Purchases of property and equipment	(1,217)	(3,408)
Purchases of intellectual property	(605)	(1,000)

Net cash used in investing activities	(1,822)	(4,408)

Cash flows from financing activities:
Net proceeds from issuance of convertible preferred stock	—	23,092
Net proceeds from issuance of common stock	198	178
Proceeds from line of credit	2,269	130
Proceeds from issuance of notes payable	15,000	—
Principal payments of line of credit	(2,000)	—
Principal payments of notes payable	(4,193)	(3,691)

Net cash provided by financing activities	11,274	19,709

Net increase in cash and cash equivalents	1,674	5,777
Cash and cash equivalents at beginning of period	14,188	14,785

Cash and cash equivalents at end of period	$15,862	$20,562

Supplemental disclosures of cash flow information:
Cash paid for interest	$465	$967
Cash paid for income taxes	317	—

The accompanying notes are an integral part of these condensed consolidated statements of cash flows.

UNAUDITED NOTES TO THE CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS

OF

RMI CORPORATION AND SUBSIDIARIES

Note 1—The Company

RMI Corporation, formerly known as Raza Microelectronics, Inc., was formed in September 2002 as a wholly-owned subsidiary of Foundries Holdings, LLC (FHLLC) as a result of the reorganization of various development stage companies majority owned by FHLLC. On September 17, 2002, Transpera Inc., a majority-owned subsidiary of FHLLC and a development stage company, merged with Raza Microelectronics, Inc. (“Raza Micro”), a wholly owned subsidiary of FHLLC with no previous material activities. Transpera, Inc. continued as the surviving entity and changed its name to Raza Microelectronics, Inc. On October 10, 2002, Raza Micro merged with SiSilk Networks, Inc., a majority-owned subsidiary of FHLLC and a development stage company, with Raza Micro continuing as the surviving entity. In January 2003, Raza Micro issued additional shares such that FHLLC was no longer the majority stockholder. Raza Micro changed its name to RMI Corporation in December 2007.

RMI Corporation and its subsidiaries (the “Company”) engaged in the design, production, and sale of semiconductor processor solutions for networking, communication and consumer applications. The Company’s headquarters were located in Cupertino, California with branch and subsidiary offices in Texas, India, Hong Kong, Korea, Japan, Taiwan, China, France, and Cayman Islands.

Note 2—Basis of Presentation

The condensed consolidated financial statements included the accounts of RMI Corporation and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

The Company had incurred recurring losses from operations and had an accumulated deficit of $192.3 million as of September 30, 2009 that raise substantial doubt about its ability to continue as a going concern. The Company plans to finance its operations with the cash currently on hand. While the financial information furnished is unaudited, the condensed consolidated financial statements included in these statements reflected all adjustments (consisting only of normal recurring adjustments) that the Company considered necessary for fair presentation of the results of operations for the interim periods covered and the financial condition of the Company at the date of the interim balance sheet in accordance with GAAP. The results for the interim periods were not necessarily indicative of the results for the entire year. The condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2008 included in this Current Report on Form 8-K. During the three and nine months ended September 30, 2009, there were no significant changes or updates to the critical accounting policies and estimates discussed in the Company’s 2008 audited financial statements with the exception of those discussed below.

On October 30, 2009, the Company completed its merger with NetLogic in accordance with the terms of the definitive merger agreement (see Note 3). As a result, the Company is no longer in existence. These statements reflect the historical consolidated statements of operations and cash flows of the Company for the periods presented.

(a) Concentrations of risk

Financial instruments that potentially subjected the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company’s cash equivalents consist of money market accounts with a large financial institution. Cash bank balances generally exceed the amount of federal deposit insurance provided on such balances.

Sales to foreign customers for the nine months ended September 30, 2009 and 2008, all of which were denominated in U.S. dollars, accounted for 88% and 89% of total revenue, respectively.

The Company performed ongoing credit evaluations of its customers’ financial condition and required collateral from certain customers in the form of standby letters of credit. The Company recorded an allowance for doubtful accounts for its best estimate of the amount of probable credit losses in the existing accounts receivable. The Company determined the allowance based on historical write-off experience and probability of collection. Doubtful accounts expense was not significant for the nine months ended September 30, 2009 and 2008. The Company did not have any off-balance-sheet credit exposure related to its customers.

See Note 4 for individual customers who accounted for 10% or more of respective consolidated revenue amounts. An end customer is a customer who used our products in its systems design but may not purchase products directly from the Company because of its use of outsourced manufacturers. A ship-to customer purchased products directly from the Company and included distributors and outsourced manufacturers of the end customers.

(b) Recent accounting pronouncements

        Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

Effective April 1, 2009, the Company adopted FASB ASC 855-10, Subsequent Events – Overall (“ASC 855-10”). ASC 855-10 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date – that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. Adoption of ASC 855-10 did not have a material impact on the Company’s consolidated results of operations or financial condition.

Note 3—Merger

On May 31, 2009, the Company entered into an Agreement and Plan of Merger Reorganization, or definitive merger agreement, with NetLogic Microsystems, Inc. (“NetLogic”), and NetLogic’s wholly owned subsidiary Roadster Merger Corporation, and WP VIII Representative LLC. Pursuant to the definitive merger agreement, NetLogic agreed to acquire the Company and pay the Company’s shareholders a combination of cash and shares of NetLogic common stock at the closing date and, subject to the attainment of earn-out objectives applicable to the acquired business during the 12-month period following the closing date, NetLogic may pay additional cash and shares to the Company’s shareholders. The definitive agreement provides for merger consideration consisting of (1) the issuance of shares of NetLogic common stock to the holders of the Company’s preferred stock; (2) the payment of cash to the holders of the Company’s common stock; and (3) the 12-month escrow of a portion of the shares of NetLogic common stock issued to the Company’s preferred shareholders as a source of indemnity for future claims and reimbursement of shareholder representative’s expenses.

Note 4—Segment Reporting

The Company reported segment information in accordance with FASB ASC 280, Segment Reporting. The Company conducted its business within one business segment. The Company has determined that the Chief Operating Decision Maker (CODM) is the Chief Executive Officer (CEO). The CODM uses consolidated financial statement information to allocate resources and assess the performance of the Company. As a result, there are no reportable segments of the Company.

Revenue by geographic region, based on ship-to address, was as follows (in thousands):

	Nine Months Ended September 30,
	2009	2008
United States	$6,559	$6,504
Asia Pacific	46,042	49,709
All other countries	3,510	5,028

Total	$56,111	$61,241

Summarized below are individual customers who represented 10% or more of respective consolidated revenue amounts.

	Nine Months Ended September 30,
End Customer	2009	2008
Percentage of total revenue	20%	10%
Dell	9%	14%
Thinkware	12%	*
Huawei	*	11%
Cisco Systems

*	Less than 10% of total revenue

Revenue derived from Thinkware and Huawei is solely in Asia Pacific Region, while revenue derived from Dell and Cisco Systems is primarily in Asia Pacific Region and the United States. No other customer represented more than 10% of our revenue in those years.

	Nine Months Ended September 30,
Ship-To Customer	2009	2008
Percentage of total revenue
Xyratex	14%	**
Flextronics	11%	17%
Allied Logistics	14%	28%
Huawei	12%	*
Hon Hai Precision	*	10%

*	Less than 10% of total revenue
**	Not a customer in the period presented

Note 5—Commitments and Contingencies

Lease Commitments

The Company leased its corporate headquarters and executive offices in Cupertino, California under a lease that expires in March 2010. In connection with this commitment, the Company issued a standby letter of credit of $250,000 on behalf of the lessor as security for performance and observance of the provisions of the lease agreement. The Company maintained a Certificate of Deposit of the same amount which is included in purchased intangibles and other assets in the accompanying consolidated balance sheets. Additional sales and research and development offices are leased in various countries under leases that expire at various dates ranging from 2009 to 2010.

The Company also leased office space in Austin, Texas to carry out certain marketing and research and development activities. The lease term is for a period of three years and expires in December 2010. The lease provides for one three-year renewal option. The base rent for this lease escalates annually at 5% and the Company is obligated to pay an average annual amount of approximately $300,000. The Company accounted for lease arrangements with scheduled rent increases by recording the expense on a straight-line basis over the lease term. In connection with this commitment, the Company issued a standby letter of credit of $114,000 on behalf of the lessor as security for performance and observance of the provisions of the lease agreement. This letter of credit was secured by the Company’s revolving line of credit as of September 30, 2009.

Rent expense was approximately $930,000, and $900,000 for the nine months ended September 30, 2009 and 2008, respectively. Future annual minimum lease payments under all non-cancelable operating leases as of September 30, 2009 were as follows (in thousands):

Year Ending December 31,
2009 (1 quarter)	$307
2010	596

$903

Time-based license agreements

As part of its normal operations, the Company entered into time based license agreements which include the use of electronic design software and other technology, rights to future deliverables and enhancements, and license support over terms ranging from 1 to 36 months. The total cost of time-based license agreements, which is paid in installments over the term, has been expensed ratably over the term of the agreement. Future payments required under time-based license agreements were as follows (in thousands):

Year Ending December 31,
2009 (1 quarter)	$519
2010	2,501
2011	983

$4,003

Purchase commitments

The Company outsourced its manufacturing to third party wafer foundries and contract manufacturers, and as of September 30, 2009 it had non-cancelable inventory purchase obligations totaling approximately $9.5 million and other non-cancelable purchase obligations consisting primarily of tools and services used in research and development of approximately $3.3 million.

The future minimum payments under all contractual commitments were as follows (in thousands):

		Payments Due by Period
Contractual Obligations	Total	Less Than One Year	1 to 3 Years	3 to 5 Years
Debt obligations	$19,839	$2,589	$17,250	$—
Operating lease obligations	903	817	86	—
Time-based license obligations	4,003	2,524	1,479	—
Inventory purchase obligations	9,498	9,498	—	—
Other non-cancellable purchase obligations	3,252	3,221	31	—

Total	$37,495	$18,649	$18,846	$—

Commitments under the Amended 2004 Revolving Line of Credit

The Company had a $10 million revolving line of credit that expires in March 2011 (see Note 6(c)). Advances under the line of credit bore interest at the lender’s prime rate plus 0.75% up to lender’s prime rate plus 1.5% (0.9% at December 31, 2008) with a minimum monthly interest of $3,000. Under the terms of the line of credit agreement, the Company was required to maintain unrestricted cash, cash equivalents, and eligible accounts receivable at or in excess of 175% of the amount drawn under line of credit. In addition, the Company was required to obtain a minimum equity infusion of not less than $15.0 million in cash which had to be received by the Company on or before August 31, 2009. This minimum equity infusion requirement was deemed satisfied by a $15.0 million loan from NetLogic issued in June 2009. In addition, under the terms of the line of credit agreement, the Company could not be indebted for borrowed money, the deferred purchase price of property, or leases which could be capitalized in accordance with generally accepted accounting principles, or become liable as surety, guarantor, accommodation party, or otherwise, without prior consent from the lender.

Product warranties

The Company provided its customers limited return rights under its standard warranty, which for most customers was effective for a period of one year after the sale. The Company entered into master purchase agreements with some customers that provided for a warranty period of two years. The Company’s warranty obligation is limited to replacing or repairing defective products or, at its option, issuing a credit for amounts billed. The Company recorded an estimate for sales returns based on historical data and current business expectations and reduces revenue for estimated future returns through the allowance for sales returns. For the nine months ended September 30, 2009 and 2008, sales returns and warranty expenses were not significant.

Guarantees and Indemnification Agreements

The Company entered into standard and negotiated indemnification agreements in its ordinary course of business. As part of its standard sales, distribution, and license agreements, the Company agreed to indemnify, hold harmless, and reimburse the indemnified parties for certain losses suffered or incurred by the indemnified party, in connection with certain U.S. patent copyright or other intellectual property infringement claims by any third party with respect to the Company’s products, software, or services. The indemnification agreements commenced upon execution of the agreement and generally do not have specific time limits. The scope, terms and conditions of the Company’s negotiated indemnification agreements may vary from those in its standard agreements. In addition to intellectual property infringement claims, under its negotiated indemnification agreements, the Company may be obligated to indemnify, hold harmless and reimburse the indemnified parties for certain breach of contract, injury and damages claims. In some cases, the maximum potential amount of future payments the Company could be required to make under these agreements was not limited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believed the estimated fair value of these agreements was minimal at September 30, 2009.

The Company’s certificate of incorporation limited the liability of directors to the full extent permitted by Delaware law. In addition, the Company’s bylaws provided that the Company would indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. The Company entered into indemnification agreements with its directors and certain officers that required the Company: to indemnify its directors and officers against liabilities that might arise by reason of their status or service as directors and officers, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to obtain directors and officers insurance if available on reasonable terms. The Company had directors and officers insurance in place as of September 30, 2009. The Company had not incurred costs related to these indemnification agreements.

The Company has entered into agreements with certain executives where the Company may be required to pay severance and accelerate vesting of stock options in the event of termination of employment under certain circumstances, including a change of control.

Legal Proceeding

In June 2009, EL & Associates, a semiconductor design firm based in Pleasanton, CA, filed a lawsuit against the Company in Santa Clara Superior Court for non-payment of amounts allegedly owed under a purchase order and statement of work seeking damages in the amount of $174,719 plus unspecified interest, attorneys’ fees and exemplary damages according to proof. The Company does not believe the plaintiff’s allegations have merit and intends vigorously to defend against them in court. On August 11, 2009, the Company filed its answer to the EL & Associates complaint, denying each allegation therein and asserting affirmative defenses.

Note 6—Subsequent Events

On October 30, 2009, the Company completed its merger with NetLogic in accordance with the terms of the definitive merger agreement (see Note 3). Pursuant to the definitive agreement, NetLogic paid the Company’s shareholders a combination of cash and shares of NetLogic common stock at the closing date and, subject to the attainment of earn-out objectives applicable to the acquired business during a 12-month period following the closing date, NetLogic may pay additional cash and shares to the Company’s shareholders.

In connection with the merger, the Company recorded additional charges in October 2009 as follows (in thousands):

Investment banking fees	$2,881
Legal fees	200
Severance payments	837
Warrant termination fees	499
Intellectual property license transfer fees	885

$5,302

In October 2009, the Company also paid off its outstanding Term Debt and Line of Credit. Pursuant to the 2006 Loan Agreement, the Company paid approximately $2.1 million in principal and $81,000 in interest. The Company also wrote off the unamortized debt discount of approximately $63,000 as a result of the term debt pay off. The $758,000 outstanding on its Line of Credit was also paid by the Company. In addition, the Company paid $100,000 as Line of Credit termination fee.

During October 2009, approximately 10.1 million shares of common stock were issued through stock option exercises, for total proceeds of approximately $1.6 million. In addition, approximately 2.9 million shares of common stock were issued through warrant exercises in October 2009, for total proceeds of approximately $0.3 million.

Item 9.01(b)	Pro Forma Financial Information

(b) Pro Forma Financial Information.

•	Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2009.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed combined statement of operations is based on the historical statements of operations of each of NetLogic Microsystems, Inc. (“NetLogic”), RMI Corporation (“RMI”) and the statement of revenues and expenses related to Integrated Devices Technology, Inc.’s (“IDT”) network search engine business (“NWD Assets”). The pro forma condensed combined statement of operations gives effect to the respective agreements, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statement of operations. The acquisition of RMI and the NWD Assets are reflected in the most recent consolidated balance sheet presented by NetLogic in its Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 24, 2010 and is therefore omitted from these pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 gives effect to NetLogic’s acquisitions of IDT NWD Assets and RMI as if both acquisitions had occurred on January 1, 2009, as well as a 2-for-1 stock split of NetLogic’s common stock effected on March 19, 2010. All share and per share amounts for NetLogic have been retroactively adjusted to reflect the stock split.

The unaudited pro forma condensed combined statement of operations is prepared for illustrative purposes only and is not necessarily indicative of or intended to represent the results that would have been achieved had the transactions been consummated as of the date indicated or that may be achieved in the future. The unaudited pro forma condensed combined statement of operations does not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies.

The unaudited pro forma condensed combined statement of operations should be read in conjunction with NetLogic’s historical consolidated financial statements and accompanying notes included in our Form 10-K/A for the year ended December 31, 2009 filed on March 24, 2010, the historical financial statements of the NWD Assets included in our Current Report on Form 8-K dated July 20, 2009 and the historical financial statements of RMI included in this Current Report on Form 8-K.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2009

(in thousands, except per share data)

	Historical
	NetLogic for Year Ended December 31, 2009	RMI from January 1 through October 30, 2009	IDT NWD Assets from January 1 through July 17, 2009	Pro Forma Adjustments (Note 2)		Pro Forma Combined *
Revenue	$174,689	$62,898	$20,403	$—		$257,990
Cost of revenue	99,251	24,512	11,458	18,779	(a)	154,000

Gross profit	75,438	38,386	8,945	(18,779)		103,990

Operating expenses:
Research and development	73,631	31,105	6,336	—		111,072
Selling, general and administrative	43,931	19,963	6,519	2,047	(a)	72,460
Change in contingent earn-out liability	2,008	—	—	—		2,008
Acquisition-related costs	5,412	7,333	—	—		12,745

Total operating expenses	124,982	58,401	12,855	2,047		198,285

Loss from operations	(49,544)	(20,015)	(3,910)	(20,826)		(94,295)
Interest and other expense, net	(678)	(1,666)	—	—		(2,344)

Income (loss) before income taxes	(50,222)	(21,681)	(3,910)	(20,826)		(96,639)
Provision for (benefit from) income taxes	(3,060)	3,356	—	(1,250	)(b)	(954)

Net loss	$(47,162)	$(25,037)	$(3,910)	$(19,576)		$(95,685)

Net loss per share - Basic	$(1.02)					$(1.75)
Net loss per share - Diluted	$(1.02)					$(1.75)

Shares used in calculation - Basic	46,182			8,638	(c)	54,820
Shares used in calculation - Diluted	46,182			8,638	(c)	54,820

*	The pro forma combined net loss of $95.7 million does not include the effects of additional amortization charges relating to the fair value adjustment to inventory, net of tax, of $9.7 million due to their non-recurring nature.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

1. Basis of Presentation

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 combines the following results, and is presented as if the acquisitions had occurred on January 1, 2009, as well as a 2-for-1 stock split of NetLogic’s common stock effected on March 19, 2010:

(a)	The historical statements of operations of NetLogic, which include the results of RMI and the IDT NWD Assets since the date of acquisition by NetLogic on October 30, 2009 and July 17, 2009, respectively;

(b)	The historical results of RMI for the period from January 1, 2009 through October 30, 2009; and

(c)	The historical results of IDT NWD Assets for the period from January 1, 2009 through July 17, 2009

2. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations are as follows:

(a)	To record amortization of estimated intangible assets recorded as a result of the RMI acquisition.

	Estimated Value	Expected Life	Pro Forma Adjustments
	(in thousands, except expected life data)
Additional amortization charges included in cost of revenue:
Elimination of historical charges			$(592)
RMI existing and core technology	$71,800	4-7 years	13,580
RMI composite intangible assets	2,700	2-3 years	820
RMI backlog	200	6 months	133
RMI other intangible assets	3,472	3-8 years	436
IDT NWD composite intangible assets	62,800	2-9 years	4,402

			$18,779

Additional amortization charges included in selling, general and administrative expenses:
RMI customer contracts and related relationships	$13,800	10 years	$1,150
RMI tradenames and trademarks	2,200	3 years	611
RMI non-competition agreements	400	2.5 years	133
RMI other intangible assets	256	5 months	153

			$2,047

(b)	To record the income tax impact at the weighted average estimated statutory income tax rates applicable to the jurisdictions in which the pro forma adjustment would have been recorded.

(c)	To adjust for the weighted effect of shares issued as initial consideration payment in connection with the RMI merger had the issuance occurred on January 1, 2009 on a post-split basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETLOGIC MICROSYSTEMS, INC.

Date: March 24, 2010	By:	/s/ MICHAEL TATE
Michael Tate
Vice President and Chief Financial Officer